EXHIBIT 3

CONFORMED COPY

SHARE PURCHASE AGREEMENT

between

ARCELOR S.A.

and

NOBLE INTERNATIONAL, LTD.

Dated as of March 15, 2007

i

	5.20	Employee Benefit Plans	30
	5.21	Litigation	32
	5.22	Events Since the Financial Statement Date	32
	5.23	Tax	33
	5.24	Accounts Receivable	34
	5.25	Products	35
	5.26	Major Customers and Suppliers.	35
	5.27	Inventory	35
	5.28	Arcelor’s Affiliates’ Relationships with the Group	36
	5.29	Investment Representations.	36
	5.30	Foreign Corrupt Practices Act and Related Matters.	36
	5.31	Broker’s or Finder’s Fees.	37

6.	REPRESENTATIONS AND WARRANTIES BY NOBLE		37
	6.1	Power and Authority	37
	6.2	No Violation of Laws and Regulations	38
	6.3	Existence of Affiliates	38
	6.4	Corporate Documents	39
	6.5	Exchange Shares	39
	6.6	Ownership of Subsidiaries.	39
	6.7	SEC Reports and Financial Statements	39
	6.8	Absence of Certain Changes or Events	40
	6.9	Real Property	40
	6.10	Leases	41
	6.11	Environmental Liability	42
	6.12	Title to Properties and Assets; Encumbrances	44
	6.13	Assets	44
	6.14	Material Contracts; Certain Other Agreements	45
	6.15	Breach of Agreement	45
	6.16	No Conflict	45
	6.17	Intellectual Property	46
	6.18	Compliance with Laws, Regulations and Permits	47
	6.19	Insurance	47
	6.20	Employees and Other Representatives	47
	6.21	Employee Benefit Plans	48
	6.22	Litigation	50
	6.23	Tax	50
	6.24	Accounts Receivable	52
	6.25	Products	52
	6.26	Major Customers and Suppliers	52
	6.27	Inventory	53
	6.28	Noble’s Affiliates’ Relationships with Noble	53
	6.29	Foreign Corrupt Practices Act and Related Matters	53
	6.30	Broker’s or Finder’s Fees	53

7.	COVENANTS OF ARCELOR		54
	7.1	Due Diligence Investigations	54

	7.2	Financial Statements of Holding and TSA	54
	7.3	Proxy Materials	55
	7.4	Access to Information and Documents	55
	7.5	Conduct of Business Pending Closing	56
	7.6	Consents and Approvals	57
	7.7	Intentionally Omitted	58
	7.8	Non-competition	58
	7.9	Updated Disclosure Document	59
	7.10	Confidential Information	59
	7.11	Standstill	60
	7.12	Exclusivity	60

8.	COVENANTS OF NOBLE		61
	8.1	Proxy Statement	61
	8.2	Stockholders Meeting	61
	8.3	Access to Information and Documents	61
	8.4	Conduct of Business Pending Closing	62
	8.5	Consents and Approvals	64
	8.6	Updated Disclosure Document	64
	8.7	Confidential Information	64
	8.8	Standstill	65
	8.9	Exclusivity	65

9.	CONDITIONS PRECEDENT TO ARCELOR’S OBLIGATIONS		67
	9.1	Noble’s Performance	67
	9.2	Consents and Approvals	68
	9.3	Stockholder Approval	68
	9.4	Debt Financing	68
	9.5	No Material Adverse Change	68
	9.6	No Material Competition Obligation	68
	9.7	No Order Enjoining Transactions	68
	9.8	Arcelor’s Nominees to Serve on Noble’s Board and Committees	68

10.	CONDITIONS PRECEDENT TO NOBLE’S OBLIGATIONS		68
	10.1	Arcelor’s Performance	69
	10.2	Consents and Approvals	69
	10.3	Stockholder Approval	69
	10.4	Debt Financing	69
	10.5	No Material Adverse Change	69
	10.6	No Material Competition Obligation	70
	10.7	No Order Enjoining Transactions	70
	10.8	Sufficient Workforce Remaining After Closing	70
	10.9	Skandalaris’ Nominee to Serve on Noble’s Board and Committees	70

11.	CLOSING		70
	11.1	Time and place for Closing	70
	11.2	Items to be Delivered and Actions to be Taken by Arcelor	71

	11.3	Items to be Delivered and Actions to be Taken by Noble	71

12.	TERMINATION		72
	12.1	Mutual Written Agreement	72
	12.2	Termination by Noble	72
	12.3	Termination by Arcelor	72
	12.4	Effect of Termination at or Prior to Closing or the Absence of Closing	73

13.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES		73
	13.1	Survival of Arcelor’s Representations and Warranties	73
	13.2	Survival of Noble’s Representations and Warranties	73
	13.3	Breach of Representations and Warranties	74

14.	INDEMNIFICATION		74
	14.1	Treatment of Retained Liabilities, Excluded Assets and Certain Other Matters	74
	14.2	Indemnification for Breach by Arcelor	74
	14.3	Indemnification for Breach by Noble	75
	14.4	Threshold for Indemnification Claims	75
	14.5	Limitation on Indemnification Claims	75
	14.6	Procedure for Indemnification Claims Involving a Claim by a Third Party	76
	14.7	Effect of Insurance	76
	14.8	Sole and Exclusive Remedy	77

15.	TAX MATTERS		78
	15.1	Indemnification	78
	15.2	Tax Returns, Elections, Etc.	79
	15.3	Tax Audits, Assistance and Cooperation	79
	15.4	Disputes	80
	15.5	Refunds and Tax Credits	81
	15.6	Carrybacks	81

16.	FURTHER UNDERTAKINGS BY THE PARTIES		82
	16.1	Efforts to Consummate the Closing	82
	16.2	Execution of Transition Services Agreement	82
	16.3	Execution of Supply and Auto Services Agreement	82
	16.4	Execution of Voting and Support Agreement	82
	16.5	Execution of Standstill and Stockholder Agreement	82
	16.6	Execution of Registration Rights Agreement	82
	16.7	Execution of Contract Manufacturing Agreement	83
	16.8	Execution of Intellectual Property License Agreement	83
	16.9	Execution of Master Lease Agreement	83
	16.10	Execution of Assumption Agreement	83
	16.11	Execution of Assignment Agreement	83
	16.12	Publicity	83
	16.13	Employees	84
	16.14	Use of Trademarks, Etc.	84

17.	MISCELLANEOUS		85
	17.1	Expenses	85
	17.2	Waiver	85
	17.3	Notices	85
	17.4	Entire Agreement	87
	17.5	Powerlasers	87
	17.6	Dofasco	87
	17.7	Parties in Interest; Nonassignability	88
	17.8	Governing Law; Venue; Waiver of Jury Trial	88
	17.9	Headings; References to Sections and Exhibits	90

18.	ENTERING INTO FORCE		90

v

INDEX OF ARCELOR DISCLOSURE DOCUMENT

Section 1.1(a)	Business

Section 1.1(b)	Company

Section 1.1(c)	Excluded Assets

Section 1.1(d)	Knowledge

Section 5.1	Power and Authority

Section 5.2	No Violation of Laws and Regulations

Section 5.3	Existence of Group Members

Section 5.6	Ownership of the Companies

Section 5.7(a)	Financial Information

Section 5.7(b)	Reconciliation to US Accounting Principles

Section 5.8(a)	List of Owned Real Property

Section 5.8(b)	Disclosures With Respect to Real Property

Section 5.9	Leases

Section 5.10(a)	Environmental Documents

Section 5.10(b)	Environmental Compliance

Section 5.10(c)	EHS Permits

Section 5.10(d)	Ongoing Remedial Work

Section 5.11	Title to Properties and Assets; Encumbrances

Section 5.12	Assets

Sections 5.13(a)	Material Contracts; Certain Other Agreements
and (b)

Section 5.14(a)	Breach of (a) Material Contracts and (b) Other Agreement
and (b)

Section 5.15	No Conflict

Section 5.16(a)	Retained Intellectual Property

Section 5.16(b)	Licensed Intellectual Property

Section 5.16(c)	Target Intellectual Property

Section 5.16(d)	Intellectual Property Disclosure

Section 5.17(a)	Compliance with Laws, Regulations and Permits

Section 5.17(b)	Impairment of Arcelor Material Permits

Section 5.17(c)	Impairment of Arcelor Material Permits

Section 5.18	Insurance

Section 5.19(a)	Key Employees

Section 5.19(b)	Middle Managers

Section 5.19(c)	All Business Employees

Section 5.19(i), (ii), (iii), (iv), (v), (vi) and (vii)	Employees and Other Representatives – Payment Due to Employees, Collective Bargaining or Unionization Agreements, Severance and Other Payments Due from Noble or Group Members After Transactions, Former Employees Entitled to Re-Employment by Group Members, Employees who have Given Notice of Termination, Strikes or Work Stoppages; Compliance with Labor and Employment Laws

Section 5.20(i), (ii), (iv), (v), (vi) and (x)	Employee Benefit Plans – Arcelor Group Private Social Plans, Arcelor Group Government Social Plans, Plan Termination Liability With Respect to Arcelor Group Government Social Plans, Accelerated Benefit, Payments due to Transactions, Estimates

Section 5.21	Litigation

Section 5.22	Events Since the Financial Statement Date

Section 5.23	Tax

Section 5.24	Accounts Receivable

Section 5.25	Products

Section 5.26(a)	Major Customers and Suppliers – Major Customers

Section 5.26(b)	Major Customers and Suppliers – Major Suppliers

Section 5.26(c)	Major Customers and Suppliers – Critical Suppliers

Section 5.28	Arcelor’s Affiliates’ Relationships with the Group

Section 5.31	Broker’s or Finder’s Fees

Section 14.1	Indemnification of Certain Other Matters

Section 16.2	Execution of Transition Services Agreement

Section 16.3	Execution of Steel Supply and Arcelor Auto Services Agreement

Section 16.5	Execution of Standstill and Stockholder Agreement

Section 16.6	Execution of Registration Rights Agreement

Section 16.7	Execution of Contract Manufacturing Agreement

Section 16.8	Execution of Intellectual Property License Agreement

INDEX OF NOBLE DISCLOSURE DOCUMENT

Section 1.1(d)	Knowledge

Section 6.1	Power and Authority of Noble

Section 6.2	No Violation of Laws and Regulations

Section 6.3	Existence of Affiliates

Section 6.5	Exchange Shares

Section 6.6	Ownership of Subsidiaries

Section 6.7	SEC Reports and Financial Statements

Section 6.8	Absence of Certain Changes or Events

Section 6.9(a)	Real Property – List of Owned Real Property

Section 6.9(b)	Real Property – Disclosure With Respect to Real Property

Section 6.10	Leases

Section 6.11(a)	Environmental Liability – List of Material Documents Concerning Environmental Liabilities

Section 6.11(b)	Environmental Liability – Environmental Compliance

Section 6.11(c)	Environmental Liability – List of EHS Permits

Section 6.12	Title to Properties and Assets; Encumbrances

Section 6.13	Assets

Section 6.14(a)	Material Contracts; Certain Other Agreements – Material Contracts

Section 6.14(b)	Material Contracts; Certain Other Agreements – Certain Other Agreements

Section 6.15(a)	Breach of Agreement

Section 6.16	No Conflict

Section 6.17	Intellectual Property

Section 6.18(a)	Compliance with Laws, Regulation and Permits – Description of Licenses, Permits and Authorizations

Section 6.18(b)	Compliance with Laws, Regulations and Permits – Non-Compliance with Noble Material Permits

Section 6.18(c)	Compliance with Laws, Regulations and Permits – Impairment of Noble Material Permits

Section 6.19	Insurance

Section 6.20(a)	Employees and Other Representatives – Key Employees

Section 6.20(b)	Employees and Other Representatives – Written Employment Contracts with Key Employees

Section 6.20(i)	Employees and Other Representatives – Payment Due to Employees

Section 6.20(ii)	Employees and Other Representatives – Collective Bargaining or Unionization Agreements, Severance and Other Payments Due from Noble or Group

Section 6.21(i)	Employee Benefit Plans – Noble Private Social Plans

Section 6.21(ii)	Employee Benefit Plans – Noble Government Social Plans

Section 6.21(x)	Employee Benefit Plans – Estimates

Section 6.22	Litigation

Section 6.23	Taxes

Section 6.26(a)	Major Customers and Suppliers – Major Customers

Section 6.26(b)	Major Customers and Suppliers – Major Suppliers

Section 6.28	Noble’s Affiliates’ Relationships with Noble

Section 8.4(iii)(B)	Conduct of Business Pending Closing – Noble Payment and Incentive Programs

INDEX OF EXHIBITS

Exhibit 2.1(a)	Form of Assumption Agreement

Exhibit 2.1(b)	Form of Assignment Agreement

Exhibit 2.1(c)	Description of Reorganization

Exhibit 2.2(a)	Form of Assignment of Target Intellectual Property

Exhibit 2.2(b)	Form of Intellectual Property License Agreement

Exhibit 4.1	Subordinated Promissory Note

Exhibit 9.2	Required Consents

Exhibit 11.2(i)	Form of Arcelor Executive Officer’s Certificate

Exhibit 11.3(i)	Form of Noble Executive Officer’s Certificate

Exhibit 15.7	Purchase Price Allocation

Exhibit 16.2	Form of Transition Services Agreement

Exhibit 16.3	Form of Steel Supply and Auto Services Agreement

Exhibit 16.4	Form of Voting and Support Agreement

Exhibit 16.5	Form of Standstill and Stockholder Agreement

Exhibit 16.6	Form of Registration Rights Agreement

Exhibit 16.7	Form of Contract Manufacturing Agreement.

x

CONFORMED COPY

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is entered into on this 15th day of March, 2007, between ARCELOR S.A, a Luxembourg corporation, with an address at 19, avenue de la Liberté, L-2930 Luxembourg (“Arcelor”), and NOBLE INTERNATIONAL, LTD., a Delaware corporation, with an address at 28213 Van Dyke Avenue, Warren, Michigan 48093 USA (“Noble”).

WHEREAS, Arcelor desires to sell to Noble, and Noble desires to purchase, substantially all of the laser-welded blanks business properties and assets (both tangible and intangible) which are directly or indirectly owned or controlled by Arcelor, other than the Powerlasers laser-welded blanks businesses of Dofasco Inc. (“Dofasco”), a Canadian corporation owned by a trust of which Arcelor is beneficiary;

WHEREAS, for the purpose of facilitating that sale, Arcelor has undertaken to organize a private limited liability company (een besloten vennootschap) under the laws of the Netherlands (“Holding”);

WHEREAS, for the purpose of facilitating that purchase, Noble has undertaken to organize a private limited liability company (een besloten vennootschap) under the laws of the Netherlands (“Noble BV”) and a limited liability company under the laws of the State of Delaware (“Noble LLC”);

WHEREAS, Arcelor has transferred certain of its assets and Affiliates to Holding, which shall own, directly or indirectly, immediately prior to the Closing (as hereinafter defined), substantially all of Arcelor’s laser-welded blanks business, other than the portions owned and operated by Tailor Steel America, LLC, a Delaware limited liability company (“TSA”), and Powerlasers (as hereinafter defined); and

WHEREAS, pursuant to this Agreement, Arcelor, directly or indirectly, will transfer all of the outstanding Shares (as hereinafter defined) of Holding and TSA to Noble BV and Noble LLC, respectively, and Noble BV and Noble LLC will accept such transfers, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	Certain Definitions

When used in this Agreement, the following words and expressions shall have the meaning set forth below (such meaning to be applicable to both the singular and the plural form of such words and expressions).

“Accounts Receivable”	shall mean all notes, drafts, accounts receivable (including unbilled receivables) and other rights to payment and the full benefit of all security for such rights to payment, including all accounts receivable arising from goods shipped or sold or services rendered to customers.

“Accrued Tax Liability”	shall have the meaning set forth in Section 4.4(i).

“Acquisition Debt”	shall mean all Liabilities incurred on or after the Closing Date pursuant to Noble’s debt financing contemplated by Section 9.4.

“Adjustment Amount”	shall have the meaning set forth in Section 4.3.

“Affiliates”	shall mean the legal entities in which a Person, directly or indirectly, (i) owns or controls more than 50 percent of the outstanding voting Shares, (ii) exercises or otherwise controls more than 50 percent of the voting power, or (iii) by agreement or similar arrangement in effect has a controlling influence.

“Agreement”	shall mean this Share Purchase Agreement, including the Arcelor Disclosure Document, the Noble Disclosure Document and all the Exhibits attached hereto, each of which constitutes an integral part of this Agreement.

“Ancillary Agreements”	shall mean, collectively, (i) the Intellectual Property License Agreement referred to in Section 2.2, (ii) the Transition Services Agreement referred to in Section 16.2, (iii) the Supply and Auto Services Agreement referred to in Section 16.3, (iv) the Voting and Support Agreement referred to in Section 16.4, (vi) the Standstill and Stockholder Agreement referred to in Section 16.5, (vii) the Registration Rights Agreement referred to in Section 16.6, (viii) the Contract Manufacturing Agreement referred to in Section 16.7, (ix) the Assumption Agreement referred to in Section 2.1, (x) the Assignment Agreement referred to in Section 2.1, (xi) the Master Lease Agreement referred to in Section 16.9, (xii) the Noble Note and (xiii) each other agreement or instrument to be executed and delivered by either or both of the parties in connection with the consummation of the Transactions.

“Arcelor”	shall have the meaning set forth in the preamble to this Agreement.

“Arcelor Acquisition Proposal”	shall have the meaning set forth in Section 7.12(i).

“Arcelor’s Auditors”	shall mean KPMG Audit S.à.r.l.

“Arcelor Disclosure Document”	shall mean that certain Arcelor Disclosure Document dated the date of this Agreement and delivered by Arcelor to Noble on and as of this date.

“Arcelor Group Government Social Plans”	shall have the meaning set forth in Section 5.20(ii).

“Arcelor Group Private Social Plans”	shall have the meaning set forth in Section 5.20(i).

“Arcelor Group Returns”	shall have the meaning set forth in Section 5.23(i).

“Arcelor Indemnitees”	shall have the meaning set forth in Section 15.1(b).

“Arcelor Material Permit”	shall have the meaning set forth in Section 5.17.

“Assignment Agreement”	shall have the meaning set forth in Section 2.1.

“Assumption Agreement”	shall have the meaning set forth in Section 2.1.

“Binding Letter of Intent”	shall mean the letter agreement, dated October 26, 2006 and executed and delivered by Arcelor on October 27, 2006, between Noble and Arcelor.

“Business”	shall mean the laser-welded blanks business presently conducted by Arcelor and the Concerned Arcelor Affiliates, together with all such other business as is conducted by the Group Members.

“Business Day”	shall mean any week day when banks are open for general banking business in Paris and New York.

“Business Material Adverse Effect”	shall mean any event, circumstance, change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Group, taken as a whole, but excluding (i) events, circumstances, changes or effects that generally affect the industries or markets in which Group Members operate (and do not arise from events, circumstances, changes or events described in the immediately succeeding clauses (ii) or (iii) or arising from or relating to changes in laws or regulations or judicial interpretation thereof, except, in each case, to the extent the Group Members are affected in a materially disproportionate manner as compared to other similar companies); (ii) events, circumstances, changes or effects affecting the United States, European or world financial markets, or general economic or political conditions; (iii) events, circumstances, changes or effects arising from terrorism, attack, war, riot, insurrection, other armed conflict or civil disorder; (iv) changes or effects arising out of or resulting from the execution and delivery of this Agreement or the public announcement thereof, or the consummation of the Transactions; (v) any events, circumstances, changes or effects that result from any action taken at the request of Noble and not contemplated by this Agreement; (vi) any adverse development relating to a customer; (vii) any failure to meet any projections, forecasts or predictions (it being understood that the facts or events giving rise or contributing to such failure may be deemed to constitute such a material adverse effect or be taken into account in determining whether such a material adverse effect has occurred); and (ix) any change in accounting rules or procedures.

“Closing”	shall mean the consummation of the Transactions contemplated by this Agreement pursuant to Section 11.

“Closing Cash”	shall have the meaning set forth in Section 4.1.

“Closing Date”	shall mean June 29, 2007, or such other date as the parties shall agree upon in writing.

“Closing Financial Statements”	shall have the meaning set forth in Section 4.4(i).

“Closing Working Capital”	shall mean the sum of Accounts Receivable plus Inventory minus Trade Payables, in each case as of the Closing Date, (a) of the Business and (b) of the laser-welded blanks, blanking and patch welding operations of each of Arcelor Tailored Blank Liège, a Belgian corporation, and Arcelor Tailored Blank Eisenhüttenstadt GMBH, a German corporation; with respect to the Business, such amounts shall be as set forth on the consolidated balance sheet included in the Closing Financial Statements; and, with respect to such other businesses, such amounts shall be determined on the same basis and applying the same accounting principles, policies and practices that were used in preparing the financial statements of Arcelor Tailored Blank Liège and Arcelor Tailored Blank Eisenhüttenstadt GMBH as of December 31, 2006 and for the year then ended.

“Code”	shall mean the United States Internal Revenue Code of 1986, as amended.

“Company”	shall mean any entity (directly or indirectly) wholly-owned or to be wholly-owned by Holding after the Reorganization and listed in Section 1.1(b) of the Arcelor Disclosure Document.

“Concerned Arcelor Affiliates”	shall mean Arcelor’s Affiliates engaged in any way in the laser-welded blanks business, other than (a) Arcelor Steel Belgium (formerly named Sidmar N.V.), a Belgian corporation, (b) Arcelor Tailored Blank Liège, a Belgian corporation, (c) Arcelor Tailored Blank Eisenhüttenstadt GMBH, a German corporation, and (d) Powerlasers; provided that any Arcelor Affiliate that, upon transfer of a portion of its assets or business in connection with the Reorganization, ceases to engage in the laser-welded blanks business shall upon such transfer cease to be a Concerned Arcelor Affiliate.

“Confidential Information”	shall mean confidential and proprietary information of any kind or nature whatsoever, whether written or oral, including financial information, trade secrets, customer lists, know-how and other proprietary information, which information is not generally available to the public.

“Confidentiality Agreement”	shall mean the letter agreement dated as of July 10, 2005 between Noble and Arcelor, extended as of April 17, 2006 to include Powerlasers.

“Consultant”	shall mean Advention Business Partners.

“Current Assets”	shall mean Accounts Receivable, Inventory, prepaid expenses, deposits and other assets or resources reasonably expected to be realized in cash or sold or consumed during the twelve months immediately following the Closing Date, excluding, however, cash, cash equivalents, marketable securities and deferred Tax assets.

“Department of Justice Consent Decree”	shall mean the final judgment filed on August 1, 2006, in the United States District Court for the District of Columbia in the matter styled United States v. Mittal Steel Company N.V., Civil Action No. 1:06CV01360-ESH, and the related Hold Separate Stipulation and Order (which was terminated as of February 20, 2007).

“Dofasco”	shall have the meaning set forth in the recitals to this Agreement.

“EBITDA”	shall mean earnings before interest, taxes, depreciation and amortization expenses.

“EHS Law”	means all applicable law (whether criminal, civil or administrative), judgment, court order, statute, statutory instrument, regulation, directive, European Union decision (insofar as legally binding), treaty, government circular, or instruction or decision of any competent regulatory body in force from time to time relating to EHS Matters.

“EHS Matters”	means all or any matters relating to the pollution or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants.

“EHS Permits”	means all or any material permits, consents, licenses, approvals, certificates and other authorizations required by EHS Law for the operation of the business of any Person or the condition or use of any real property.

“Employment Liabilities”	means (i) up to 400,000 euro in aggregate amount of liabilities of Group Members relating to the Business under the Arcelor Group Private Social Plans and the Arcelor Group Government Social Plans that are either accrued or are disclosed in Section 5.20(iv) or 5.20(v) of the Arcelor Disclosure Document (any other liabilities under such Plans being Retained Liabilities) and (ii) all of the ordinary-course, current liabilities of Group Members for salary and benefits (excluding any bonuses) pertaining to employees associated with the Business on the Closing Date.

“Environment”	means any air (including air within natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, ground water and water in drains and sewers) or land (including surface land, sub-surface land, seabed and river bed under water).

“Estimated Cash”	shall have the meaning set forth in Section 4.2.

“Exchange Act”	shall have the meaning set forth in Section 6.7.

“Exchange Shares”	shall mean the shares of Noble to be issued to Arcelor at Closing, in accordance with Section 4.1 hereof.

“Excluded Assets”	shall mean all cash, cash equivalents, marketable securities, Retained Intellectual Property, Licensed Intellectual Property, those assets listed in Section 1.1(c) of the Arcelor Disclosure Document and those assets listed in Exhibit 2.1(c) to be transferred from Holding or TSA to an Arcelor Affiliate pursuant to the Reorganization prior to the Closing, together with all those assets (whether known or unknown, absolute or contingent, accrued or unaccrued) arising from events occurring or circumstances existing before the Closing and acquired or held by a Group Member after the Closing, but not a Fixed Asset, Account Receivable, Inventory or Other Asset of a Group Member upon the Closing (nor proceeds of any thereof). For avoidance of doubt, the parties stipulate that Tax refunds received post-Closing but relating to pre-Closing periods shall be Excluded Assets but that deferred Tax assets shall not be Excluded Assets.

“Fixed Assets”	shall mean all real property, including all buildings, fixtures, improvements, appurtenances, division rights and other interests in real property, and all tangible personal property, including all machinery, equipment, tooling (including off-premises tooling), furniture, computer hardware, vehicles and other items of tangible personal property and all rights in tangible personal property in the possession of others, excluding, however, any and all Current Assets and all Excluded Assets.

“Financial Statements”	shall have the meaning set forth in Section 7.2.

“Form 8-K”	shall have the meaning set forth in Section 7.2.

“French Agreements”	shall have the meaning set forth in Section 17.7.

“Government Social Plans”	shall have the meaning set forth in Section 5.20(ii).

“Group”	shall mean, collectively, Holding, TSA and the Companies.

“Group Member”	shall mean any of Holding, TSA or the Companies.

“Hazardous Substance”	means any chemicals, wastes, substances and materials or any other matter regulated by any EHS Law, including radioactive matter, ozone depleting substances, petroleum and fractions thereof, and asbestos-containing materials.

“Holding”	shall have the meaning set forth in the recitals to this Agreement.

“HSR Act”	shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to such Act or any successor law.

“IFRS Accounting Principles”	shall mean International Financial Reporting Standards accounting principles.

“Insurance Coverage”	shall have the meaning set forth in Section 14.9(a).

“Insurance Coverage Claim”	shall have the meaning set forth in Section 14.9(a).

“Intellectual Property”	shall mean any and all trade names, trade marks, service marks, Confidential Information, industrial designs, utility models, copyrights, patents, domain names or similar rights, including applications or licenses for any of the foregoing.

“Intellectual Property License Agreement”	shall have the meaning set forth in Section 2.2.

“Intra-company Loans”	shall mean the net amount of any and all indebtedness (including accrued interest) of Holding or of any Company for borrowed money (whether or not evidenced by a promissory note) owing to Arcelor or any of Arcelor’s Affiliates (other than a Group Member) immediately prior to the Closing.

“Inventory”	shall mean all inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from the owner), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

“Key Employees”	shall mean the individuals identified in Section 5.19(a) of the Arcelor Disclosure Document and in Section 6.20(a) of the Noble Disclosure Document.

“Knowledge”	of Arcelor or Noble shall mean the knowledge of any one or more Key Employees of such party or of any other individual identified in Section 1.1(d) of the Arcelor Disclosure Document or Section 1.1(d) of the Noble Disclosure Document, as the case may be, with respect to such party, following due inquiry by such individuals of appropriate officers and employees responsible for the operation of the business of such party.

“Liabilities”	shall mean, with respect to any Person, any liability or obligation (including any remediation obligation) of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property”	shall mean the Intellectual Property listed in Section 5.16(b) of the Arcelor Disclosure Document.

“Liens”	shall have the meaning set forth in Section 5.11.

“Loss”	shall have the meaning set forth in Section 14.2.

“Material Competition Obligation”	shall mean an obligation that would require a Person to divest itself of any business, product line or asset or to take or agree to take any action or agree to any limitation that would have a Business Material Adverse Effect (if imposed on Arcelor or Arcelor’s Affiliates) or a Noble Material Adverse

Effect (if imposed upon Noble or any Group Member).

“Material Contract”

shall mean any contractual obligation of any Person:

(i)     imposing either a liability for payment or obligation of at least $1 million annually; or

(ii)    imposing either a liability for payment or obligation of at least $250,000 annually and which cannot be terminated by the relevant Person within 12 months; or

(iii)  involving an annual lease-payment commitment of at least $1 million; or

(iv)   pursuant to a stockholders’ agreement or similar arrangement to which the Person is a party; or

(v)    pursuant to any distributor or agency agreements with parties other than such Person’s Affiliates; or

(vi)   pursuant to any license agreements with parties other than such Person’s Affiliates; or

(vii) pursuant to any other contract not in the ordinary course of business.

“Middle Managers”	shall mean the individuals identified in Section 5.19(b) of the Arcelor Disclosure Document.

“Neutral Accountants”	shall have the meaning set forth in Section 4.4(iii).

“Noble”	shall have the meaning set forth in the preamble to this Agreement.

“Noble Acquisition Proposal”	shall have the meaning set forth in Section 8.9(i).

“Noble BV”	shall have the meaning set forth in the recitals to this Agreement.

“Noble Disclosure Document”	shall have the meaning set forth in Section 6.1.

“Noble Group Government Social Plans”	shall have the meaning set forth in Section 6.21(ii).

“Noble Group Private Social Plans”	shall have the meaning set forth in Section 6.21(i).

“Noble Group Returns”	shall have the meaning set forth in Section 6.23(i).

“Noble Indemnitees”	shall have the meaning set forth in Section 15.1(a).

“Noble Intellectual Property”	shall have the meaning set forth in Section 6.17.

“Noble LLC”	shall have the meaning set forth in the recitals to this Agreement.

“Noble Material Adverse Effect”	shall mean any event, circumstance, change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of Noble, but excluding (i) events, circumstances, changes or effects that generally affect the industries or markets in which Noble operates (and do not arise from events, circumstances, changes or events described in the immediately succeeding clauses (ii) or (iii) or arising from or relating to changes in laws or regulations or judicial interpretation thereof, except, in each case, to the extent Noble is affected in a materially disproportionate manner as compared to other similar companies); (ii) events, circumstances, changes or effects affecting the United States, European or world financial markets, or general economic or political conditions; (iii) events, circumstances, changes or effects arising from terrorism, attack, war, riot, insurrection, other armed conflict or civil disorder; (iv) changes or effects arising out of or resulting from the execution and delivery of this Agreement or the public announcement thereof, or the consummation of the Transactions; (v) any events, circumstances, changes or effects that result from any action taken at the request of Arcelor and not contemplated by this Agreement; (vi) any adverse development relating to a customer; (vii) any failure to meet any projections, forecasts or predictions (it being understood that the facts or events giving rise or contributing to such failure may be deemed to constitute such a material adverse effect or be taken into account in determining whether such a material adverse effect has occurred); and (viii) any change in accounting rules or procedures.

“Noble Material Permit”	shall have the meaning set forth in Section 6.18.

“Noble Note”	shall have the meaning set forth in Section 4.1.

“Noble SEC Documents”	shall have the meaning set forth in Section 6.7.

“Noble Stockholders Meeting”	shall have the meaning set forth in Section 8.1.

“Noble’s Auditors”	shall mean Deloitte & Touche LLP, Noble’s external auditors.

“Other Assets”	shall mean all the assets, tangible and intangible, of Arcelor and the Concerned Arcelor Affiliates used in or held for use in the Business (other than Fixed Assets, Accounts Receivable and Inventory), directly or indirectly, including: all lease contracts and licenses covering real or personal property pertaining to and necessary for the conduct of the Business, whether or not listed in Section 5.9 of the Arcelor Disclosure Document; all Material Contracts (whether or not listed in Section 5.13(a) of the Arcelor Disclosure Document), other contracts and contract rights, in each case pertaining to the Business and to which any of the Group Members is a party or is otherwise bound; the Target Intellectual Property; all licenses, permits and authorizations required for operation of the Business that Arcelor and the Concerned Arcelor Affiliates possess (to the extent the same may be legally transferred); all books and records of the Group Members; all advertising materials, sales literature, promotional literature, catalogs and similar or related materials used in the Business; all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to the Business); and all goodwill associated with the Business. Other Assets shall exclude, however, any and all right, title or interest in or to (i) the name “Arcelor” and all goodwill associated therewith and (ii) the Excluded Assets.

“Permitted Liabilities”	shall mean Trade Payables and Employment Liabilities.

“Person”	shall mean an individual or an entity as the context requires.

“Plan Affiliate”	shall have the meaning set forth in Section 6.21.

“Powerlasers”	shall mean Powerlasers Corporation, a Michigan corporation, and Powerlasers Limited, an Ontario corporation.

“Private Social Plans”	shall have the meaning set forth in Section 6.21(i).

“Proxy Statement”	shall have the meaning set forth in Section 8.1.

“Purchase Price”	shall have the meaning set forth in Section 4.1.

“Purchase Shares”	shall mean all of the outstanding Shares of Holding and TSA.

“Reimbursed Amounts”	shall have the meaning set forth in Section 14.9(b).

“Reorganization”	shall mean the transactions described on Exhibit 2.1(c) as such transactions may be modified by the parties following consultation in accordance with Section 2.3.

“Required Consents”	shall have the meaning set forth in Section 9.2.

“Required Working Capital”	shall mean 35,000,000 euro.

“Retained Intellectual Property”	shall mean the Intellectual Property listed in Section 5.16(a) of the Arcelor Disclosure Document.

“Retained Liabilities”	shall have the meaning set forth in Section 2.1.

“SEC”	shall have the meaning set forth in Section 6.7.

“Securities Act”	shall have the meaning set forth in Section 6.7.

“Shares”	shall mean the shares, membership interests, partnership interests or other equity or ownership interest in an entity.

“Superior Proposal”	shall have the meaning set forth in Section 8.9(ii).

“Target Intellectual Property”	shall mean the Intellectual Property (other than the Licensed Intellectual Property or the Retained Intellectual Property) used in the Business, identified in Section 5.16(c) of the Arcelor Disclosure Document.

“Tax”	shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any governmental body.

“Tax Arbitrator”	shall have the meaning set forth in Section 15.4.

“Tax Dispute”	shall have the meaning set forth in Section 15.4.

“Tax Matter”	shall have the meaning set forth in Section 15.3.

“Tax Return”	shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any governmental body relating to any Tax.

“Trade Payables”	shall mean the trade payables incurred in the ordinary course of the Business consistent with past practice but excluding the costs of the Transactions and Liabilities for income Taxes. For the avoidance of doubt, the parties stipulate that Trade Payables shall include liabilities incurred in the ordinary course of the Business consistent with past practice with respect to the acquisition of Fixed Assets so long as such liabilities are within terms (as the same may have been modified by course of dealing).

“Transactions”	shall mean the transactions contemplated by this Agreement and the Ancillary Agreements, including the Reorganization.

“TSA”	shall have the meaning set forth in the recitals to this Agreement.

“US Accounting Principles”	shall mean United States generally accepted accounting principles.

1.2	Further Definitions; Rules of Construction

Other words or expressions which are intended to have a specific meaning are explained in the context in which the word or the expression is used for the first time in the Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; and (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law.

2.	REORGANIZATION OF THE BUSINESS

2.1	In General

Historically, the Business had been operated by TSA, the existing Companies and certain other Concerned Arcelor Affiliates, some of which had been operating their respective parts of the Business as a division among other lines of business. More recently, Arcelor caused the Business to be reorganized into a separate group of companies (corporations, limited liability companies or the equivalent) whose business and operations are limited exclusively to the Business (except as otherwise set forth herein or in the Ancillary Agreements). Arcelor covenants with Noble that, immediately prior to the Closing, (a) Arcelor shall expressly assume, by an instrument substantially in the form of Exhibit 2.1(a) (the “Assumption Agreement”), all Liabilities of all Group Members other than Permitted Liabilities and other than Intra-company Loans and (b) Arcelor shall transfer all Excluded Assets to one or more of Arcelor’s Affiliates other than the Group Members by an instrument substantially in the form of Exhibit 2.1(b) (the “Assignment Agreement”). The parties agree that, immediately following the Closing and subject to repayment in full of the Intra-company Loans pursuant to Section 4.2, all Liabilities of all Group Members (other than Permitted Liabilities and Acquisition Debt) are and shall be “Retained Liabilities.” Arcelor further covenants with Noble that, immediately prior to the Closing, Arcelor will be the direct or indirect owner of all Shares in TSA and Holding, the Companies will be wholly-owned directly or indirectly by Holding, and Arcelor shall have caused the Reorganization to be executed in all material respects as described in further detail in Exhibit 2.1(c). For avoidance of doubt, the parties stipulate that Tax liabilities for pre-Closing periods shall be Retained Liabilities but that deferred Tax liabilities shall not be Retained Liabilities.

2.2	Intellectual Property

The assignment of the Target Intellectual Property to a Group Member as part of the Reorganization shall be by means of an assignment in substantially the applicable form attached as Exhibit 2.2(a) or otherwise in a form reasonably acceptable to Noble (it being understood that different forms of intellectual property assignment may be required in different jurisdictions, depending upon the jurisdiction and the type of property). The license of the Licensed

Intellectual Property to Noble and the Group shall be by means of a license agreement in substantially the form attached as Exhibit 2.2(b) (the “Intellectual Property License Agreement”).

2.3	Consultation with Noble

If and to the extent that the Reorganization has not been completed at the date of this Agreement, pending Closing Arcelor shall and shall cause the Concerned Arcelor Affiliates, to the extent practicable to, keep Noble informed regarding the Reorganization and to consult with Noble (and consider Noble’s comments) prior to effectuating the remaining significant steps of the Reorganization. In particular, Arcelor shall consult with Noble (and consider Noble’s comments) prior to completing any steps in connection with the Reorganization that differ from the description set forth in Exhibit 2.1(c), and Arcelor shall consult with Noble (and consider Noble’s comments) regarding Arcelor’s dealings with works councils regarding the Transactions prior to making significant presentations to the works councils.

2.4	Costs and Expenses of the Reorganization

All costs and expenses for the Reorganization (including all Taxes, stamp duties and other governmental charges, transfer fees, registration and recording fees, legal and notarial fees and any and all other costs, fees and expenses incurred or to be incurred to transfer any of the assets or Liabilities of or Shares in the Business to Holding or the Companies) are Retained Liabilities.

2.5	Assets as of the Closing Date

Prior to or on the Closing Date, Arcelor shall transfer and convey, and cause to be transferred and conveyed, all right, title and interest of Arcelor and Arcelor’s Affiliates in and to assets with the result that, immediately after the Closing and repayment in full of the Intra-company Loans, the Group shall own the following assets (and no other assets): (i) Fixed Assets of the Business, (ii) Accounts Receivable of the Business, (iii) Inventory of the Business, (iv) Other Assets of the Business and (v) cash proceeds of Acquisition Debt remaining after application of the Closing Cash as provided in Section 4.2. Any and all assets of any and all Group Members arising before the Closing, other than such assets as are described by the sentence immediately preceding this one, are and shall be Excluded Assets.

2.6	Further Assurances

The parties agree that they shall, both before and after the Closing, (a) furnish upon request of each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the Reorganization.

3.	PURCHASE AND SALE OF THE PURCHASE SHARES

Upon and subject to the terms and conditions stated in this Agreement, Arcelor agrees to sell, assign, transfer and deliver to Noble BV, and Noble agrees to cause Noble BV to purchase and accept delivery of, at the Closing provided for in Section 11, all of the outstanding Shares of

Holding free and clear of all Liens. Upon and subject to the terms and conditions stated in this Agreement, Arcelor agrees to cause Arcelor USA Holding Inc. to sell, assign, transfer and deliver to Noble LLC, and Noble agrees to cause Noble LLC to purchase and accept delivery of, at the Closing provided for in Section 11, all of the outstanding Shares of TSA free and clear of all Liens.

4.	PURCHASE PRICE

4.1	Purchase Price

The purchase price for the Purchase Shares (the “Purchase Price”) shall be (a) 9,375,000 newly-issued shares of Noble common stock (the “Exchange Shares”), having an agreed value of $18.00 per share, or $168,750,000 in the aggregate, (b) a subordinated promissory note of Noble, in the original principal amount of $15,000,000, in the form of Exhibit 4.1 (the “Noble Note”), and (c) cash in the amount of $116,250,000 less the aggregate amount of capitalized lease obligations of the Group Members recorded on the consolidated balance sheet included in the Closing Financial Statements (the “Closing Cash”), plus the Adjustment Amount. The aggregate amount of such capitalized lease obligations at the Closing Date shall be determined by Arcelor on the same basis and applying the same accounting principles, policies and practices that were used in determining the amount of such obligations (10,351,000 euro) recorded on the consolidated balance sheet of the Group Members at December 31, 2006.

4.2	Payment of the Purchase Price

Not later than two Business Days before the Closing, the parties shall jointly estimate the sum of the Closing Cash plus the Adjustment Amount (the “Estimated Cash”).

At the Closing, (a) Noble shall cause Noble BV to deliver to Arcelor stock certificates evidencing the Exchange Shares, (b) Noble BV shall deliver to Arcelor funds in an amount equal to the Estimated Cash less the amount of the Intra-company Loans, (c) Noble BV shall deliver to Holding funds in the amount of the Intra-company Loans and (d) Noble shall deliver to Arcelor the Noble Note. Following the Closing (but on the Closing Date), Holding shall advance the funds identified in clause (c) above to the Group Member obligors on the Intra-company Loans in the amounts of their respective obligations thereon and such obligors shall deliver such funds to the obligees on the Intra-company Loans in full payment thereof. But for the repayment of the Intra-company Loans by the Group Member obligors on the Closing Date, the Closing Cash, and therefore the Purchase Price, would have been greater in the amount of the Intra-company Loans. Each delivery of funds contemplated by this Section shall be made in immediately available funds by wire transfer to an account specified to the sender by the recipient not later than two Business Days before the Closing.

4.3	Adjustment Amount

The Adjustment Amount (which may be a positive or negative number) will be equal to the amount determined by subtracting (i) the sum of the Required Working Capital plus the Accrued Tax Liability from (ii) the Closing Working Capital.

4.4	Adjustment Procedure

(i)	Arcelor shall prepare financial statements (“Closing Financial Statements”) of the Group Members as of the Closing Date and for the period from January 1, 2007 through the Closing Date on the same basis and applying the same accounting principles, policies and practices that were used in preparing such audited consolidated financial statements as of December 31, 2006 and for the year then ended. The Closing Financial Statements so prepared shall include a balance sheet entry for Taxes (other than value-added taxes) payable by the Group Members (net of expected refunds) at the Closing Date, which entry shall not include or reflect any amount attributable to any deferred Tax asset or deferred Tax liability (the “Accrued Tax Liability”).

(ii)	Arcelor shall then determine the Closing Working Capital based upon the Closing Financial Statements and using the same methodology that was used to calculate the Required Working Capital. Arcelor shall then determine the Adjustment Amount based upon the Closing Working Capital, the Required Working Capital and the Accrued Tax Liability. Arcelor shall deliver the Closing Financial Statements and its determination of the Adjustment Amount to Noble not later than sixty days after the Closing Date. Noble shall cause the Group Members to furnish to Arcelor such other documents and information as Arcelor may reasonably request in connection with Arcelor’s preparation of the Closing Financial Statements and Arcelor’s determination of the Adjustment Amount.

(iii)	If, thirty days after delivery of the Closing Financial Statements and the determination of the Adjustment Amount, Noble has not given Arcelor written notice of objection to such determination (which notice shall state the basis of Noble’s objection), then the Adjustment Amount as determined by Arcelor shall be binding and conclusive on the parties.

(iv)	If Noble gives Arcelor timely notice of objection, however, and if Arcelor and Noble fail to resolve the issues outstanding with respect to the Closing Financial Statements and the determination of the Adjustment Amount by the thirtieth day after Arcelor’s receipt of Noble’s objection notice, then Arcelor and Noble shall submit the issues remaining in dispute to PricewaterhouseCoopers LLP, independent public accountants (the “Neutral Accountants”), for resolution applying the principles, policies and practices referred to in subsection (i) of this Section. If issues are submitted to the Neutral Accountants for resolution, then (a) Arcelor and Noble shall furnish or cause to be furnished to the Neutral Accountants such work papers and other documents and information relating to the disputed issues as the Neutral Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Neutral Accountants any material relating to the disputed issues and to discuss the issues with the Neutral Accountants; (b) the determination by the Neutral Accountants, as set forth in a notice to be delivered to both Arcelor and Noble not later than sixty days after the date of submission to the Neutral Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (c) Arcelor and Noble will each bear fifty percent of the fees and costs of the Neutral Accountants for making such determination.

4.5	Adjustment Payment

If the sum of the Closing Cash plus the Adjustment Amount is greater than the Estimated Cash, then Noble shall pay the difference to Arcelor by wire transfer to an account specified by Arcelor. If the sum of the Closing Cash plus the Adjustment Amount is less than the Estimated Cash, then Arcelor shall pay the difference to Noble by wire transfer to an account specified by Noble. Such payments shall be made together with simple interest at the rate published as the “Prime Rate” in the “Money Rates” section or other comparable section of The Wall Street Journal (Eastern edition) on the Closing Date, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Not later than 4:00 p.m., Paris time, on the third Business Day after the calculation of the Adjustment Amount becomes binding and conclusive on the parties pursuant to Section 4.4, Arcelor or Noble, as the case may be, shall initiate the wire transfer provided for in this Section.

4.6	Section 338(g) Election

Noble intends to elect with respect to the purchase of the stock of Holding and TSA under (i) Section 338(g) of the Code and (ii) any analogous election with respect to state, local or foreign income Taxes, to the extent that such election is separately available, in each state, local and foreign jurisdiction where Noble files income tax returns.

5.	REPRESENTATIONS AND WARRANTIES BY ARCELOR

Arcelor represents and warrants to Noble as follows, which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing Date (regardless of whether or not they expressly refer to the Closing Date), and shall survive the Closing of the transactions contemplated herein except as otherwise provided in this Agreement, and Noble’s right to rely on such representations and warranties shall not be impaired by any investigation heretofore or hereafter made by or for Noble, any notice to Noble or any actual or constructive knowledge of Noble.

5.1	Power and Authority

Arcelor is and will on the Closing Date be a corporation duly organized and validly existing under the laws of Luxembourg. Holding will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the Netherlands. The only corporate, limited liability company or equivalent entity consents or approvals required for the consummation of the Transactions by Arcelor and (to the extent required) Arcelor’s Affiliates are set forth in Section 5.1 of the Arcelor Disclosure Document. Subject to obtaining such consents and approvals, Arcelor and (to the extent required) Arcelor’s Affiliates each has and on the Closing Date each of them will have obtained such consents and approvals and will have the corporate, limited liability company or equivalent entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements and to consummate the Transactions, and this Agreement and such Ancillary Agreements will have been duly authorized and approved by all required corporate (or equivalent entity) action of Arcelor and such Affiliates. Subject to obtaining the consents and approvals noted in Section 5.1 of the Arcelor

Disclosure Document, this Agreement constitutes and upon the Closing such Ancillary Agreements will each constitute a legal, valid and binding obligation of Arcelor and each of Arcelor’s Affiliates party thereto, enforceable against Arcelor and each such Affiliate in accordance with its terms.

5.2	No Violation of Laws and Regulations

Assuming the conditions precedent set forth in Section 9 are fulfilled, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Arcelor and (to the extent required) Arcelor’s Affiliates, the performance of its obligations hereunder and thereunder and the consummation by Arcelor of the Transactions will not:

(i)	violate any provision of the governing instruments of Arcelor or of any of Arcelor’s Affiliates;

(ii)	violate any statute, rule, regulation, order or decree of any public body or authority by which Arcelor or any of Arcelor’s Affiliates or any of their properties or assets is bound; or

(iii)	except as otherwise set forth in Section 5.2 of the Arcelor Disclosure Document, result in a violation or breach of, constitute a default under or give rise to a right of termination, modification or acceleration of the performance required by any license, permit, agreement (including any joint venture agreement) or other instrument to which Arcelor or any of Arcelor’s Affiliates is a party or otherwise is bound or by which any properties or assets of the Business are bound;

excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults that, either individually or in the aggregate, would not prevent any of Arcelor or such Affiliates from performing its obligations under this Agreement or such Ancillary Agreements or consummation of the Transactions and would not impede operation of the Business as it is presently operated or proposed to be operated.

5.3	Existence of the Group Members

Each of the Group Members will on the Closing Date be a corporation, limited liability company, partnership or other similar entity under the laws of its jurisdiction of organization (as shown in Section 5.3 of the Arcelor Disclosure Document), duly organized and validly existing under the laws of its jurisdiction of organization, and will on the Closing Date have all requisite corporate, limited liability company, partnership or other similar entity power and authority to own, lease and operate its properties and to carry on its business as such business is now being conducted within the Business. Each of the Group Members will, on the Closing Date, be duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Business Material Adverse Effect.

5.4	Corporate Documents

True and correct copies of the articles of association, incorporation or organization, bylaws, regulatory agreements, operating agreements, LLC agreements, partnership agreements, registration certificates and similar company organization and governance documents (if and to the extent applicable) for each Group Member have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) on or before the date of this Agreement. Except as may be required by applicable law or as a result of the Reorganization, no resolution has been passed or will have been passed on the Closing Date to alter any such document.

5.5	Title to the Purchase Shares

Arcelor will on the Closing Date own all of the Purchase Shares (including all of the voting powers of such Purchase Shares) free and clear of all Liens. Arcelor will at the Closing have good and transferable title to the Purchase Shares and will at the Closing have the right, power and authority to sell and deliver the Purchase Shares in accordance with the terms of this Agreement. The Purchase Shares will, on the Closing Date, be the only outstanding Shares of Holding and TSA. There will on the Closing Date be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Arcelor, Holding or TSA is a party or otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in Holding or TSA, except for this Agreement. The Purchase Shares will on the Closing Date be duly authorized, validly issued and fully paid.

5.6	Ownership of the Companies

Holding will own on the Closing Date, legally and beneficially, directly or indirectly, all of the issued and outstanding Shares in each of the respective Companies (including all of the voting power of such Shares), free and clear of all Liens, and the Shares in the respective Companies will then be duly authorized, validly issued and fully paid. On the Closing Date there will be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Arcelor, Holding, TSA or any of the Companies is a party or is otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in any of the Companies, except for this Agreement. The respective authorized and issued equity capital in Holding, TSA and each of the Companies is accurately listed in Section 5.6 of the Arcelor Disclosure Document.

Except as set forth in Section 5.6 of the Arcelor Disclosure Document, no Group Member on the Closing Date will have any ownership interest in any other company or legal entity. No former stockholder or third party has any claim for contribution with respect to its former ownership interest in any of the Companies or any similar claim against any Group Member.

5.7	Financial Information

On or before the date of this Agreement, Arcelor has delivered to Noble a copy of the Financial Statements specified in clauses (a), (b) and (c) of Section 7.2 and Section 5.7(a) of the Arcelor Disclosure Document. Such Financial Statements (i) have been prepared in accordance with IFRS Accounting Principles and reconciled to US Accounting Principles as described in Section 5.7(b) of the Arcelor Disclosure Document, (ii) have been prepared, to the extent applicable, on bases and principles consistent with those used by each Group Member in the preparation of financial statements relating to such entity historically and (iii) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Group as of and for the periods ending on the dates of such financial statements.

5.8	Real Property

Section 5.8(a) of the Arcelor Disclosure Document contains an accurate list of all real property which will be owned by Group Members on the Closing Date.

Except as set forth in Section 5.8(b) of the Arcelor Disclosure Document:

(i)	on the Closing Date, such real property will not be subject to any pending contract of sale;

(ii)	no such real property, including installations and improvements thereon, is, or will be on the Closing Date, in material violation of any applicable zoning, building, security or environmental protection law or regulations, planning consent or other requirement of any applicable agency or authority; there is, and will be on the Closing Date, no zoning, building, environmental protection planning, user or other restriction of whatever nature in regard to use or occupancy of such real property that is likely to have a Business Material Adverse Effect;

(iii)	to Arcelor’s Knowledge, no such real property is subject, in whole or in part, to any eminent domain, expropriation or requisition procedure or other administrative procedure, pending or threatened, that is likely to have a material adverse effect on the value of such real property;

(iv)	to Arcelor’s Knowledge, no such real property is, or will be on the Closing Date, subject to or likely to be subject to any material claim or action in connection with hidden defects, failure to comply with applicable regulations or builders’ liability;

(v)	on the Closing Date, no Group Member will own or be in the occupation of or be entitled to any material estate or interest in any freehold or leasehold property other than the real property listed in Section 5.8(a) of the Arcelor Disclosure Document and the lease agreements listed in Section 5.9 thereof;

(vi)	to Arcelor’s Knowledge, there is not outstanding any unobserved or unperformed material obligation with respect to the real property necessary to comply with the written requirements of any competent authority exercising statutory or delegated powers; and

(vii)	to Arcelor’s Knowledge, (A) the real property is in a good and substantial state and condition free from any material structural defects, whether or not inherent defects or design defects, and fit for the purpose for which it is presently used, and (B) there have not been used in the real property any substances which are not in material conformity with the relevant British, European or US real estate standards or codes of practice or which are generally known to be harmful to the safety or the durability of buildings or other structures or finishes in the particular circumstances in which they are used.

5.9	Leases

Section 5.9 of the Arcelor Disclosure Document contains an accurate list as of the date hereof of all material lease contracts or licenses covering real or personal property pertaining to, or necessary or useful for the conduct of, the Business. Subject to obtaining the consents set forth in such Section 5.9 of the Arcelor Disclosure Document, all such leases will be assigned to a Group Member on or prior to the Closing Date, to the extent such Persons are not now parties to the leases.

With respect to the leases listed in Section 5.9 of the Arcelor Disclosure Document, except as set forth in Section 5.9 of the Arcelor Disclosure Document:

(i)	the leased properties are in good operating condition, ordinary wear and tear excepted;

(ii)	Arcelor’s Affiliates that are parties to the leases to leased properties have fulfilled all material obligations under the leases;

(iii)	there are no material legal or administrative proceedings pertaining to the leases or the leased properties and, to Arcelor’s Knowledge, there are no reasons to believe that such proceedings will be initiated;

(iv)	the Transactions will not have a material adverse effect on the Group Members’ or Companies’ interests under the leases, which by their terms will remain in full force after the Closing Date, and no written notice has been given by any party thereto to terminate any of the same;

(v)	all licenses, consents and approvals required from the landlords and any superior landlords under the leases listed in Section 5.9 of the Arcelor Disclosure Document have been obtained and the covenants on the part of the tenants contained in such licenses, consents and approvals will have been duly performed and observed in all material respects on or before the Closing Date; and

(vi)	to Arcelor’s Knowledge, there is not outstanding any unobserved or unperformed material obligation necessary to comply with any written notice or other written requirements given by the landlords under any of such leases.

5.10	Environmental Liability

Section 5.10(a) of the Arcelor Disclosure Document is a list of all of the material documents in Arcelor’s, any Group Member’s or other Concerned Arcelor Affiliates’ possession concerning current or potential environmental obligations or Liabilities arising under applicable EHS Laws pertaining to the Business or any of its properties or assets, whether owned or leased, including any environmental assessments, audits, reviews or investigations conducted by or on behalf of any Group Member or otherwise in the possession of any Group Member carried out in the seven years prior to the date hereof in relation to the Business, the real property owned by any Group Member on the Closing Date or any real property formerly occupied by any Group Member, and Arcelor has delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) a true, complete and correct copy of each such document.

Except as set forth in Section 5.10(b) of the Arcelor Disclosure Document:

(i)	Each Group Member has obtained all EHS Permits required for the current operation of the Business; each such EHS Permit is in full force and effect and the relevant Group Member is in material compliance with, and, to Arcelor’s Knowledge, has materially complied at all times during the period of seven years prior to the date hereof with, and, to Arcelor’s Knowledge, can continue to comply through the Closing Date with, each such EHS Permit; Section 5.10(c) of the Arcelor Disclosure Document includes an accurate list of all EHS Permits held by each Group Member (including any variation notices applicable thereto), accurate copies of which have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access).

(ii)	To Arcelor’s Knowledge, no material works or costs are necessary to obtain or secure current compliance with any EHS Permit required for the current operation of the Business or otherwise to comply with EHS Law.

(iii)	No Group Member has received any written communication from any applicable agency or authority in respect of any EHS Permit required for the current operation of the Business varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do, and, to Arcelor’s Knowledge, there are no facts or circumstances that are likely to result in any such EHS Permit being varied, modified, revoked or suspended or that is likely to prevent its renewal.

(iv)	To Arcelor’s Knowledge, each Group Member complies and has at all times during the period of seven years prior to the date hereof complied in all material respects with EHS Law.

(v)	To Arcelor’s Knowledge, no Group Member has in the last seven years received any written communication, or received written notice of a threatened communication, from any relevant authority or third party relating to EHS Matters, from which it appears that it may be or is alleged to be in material breach of EHS Law, or where failure to comply with such communication is likely to constitute a material breach of EHS Law or compliance with such communication is likely to be secured by further proceedings by such relevant authority; to Arcelor’s Knowledge, there are no facts or circumstances which are likely to give rise to any liability (whether civil or criminal) on the part of any Group Member in relation to EHS Matters.

(vi)	To Arcelor’s Knowledge, no Group Member is, nor has any Group Member in the last seven years been, engaged in any action, litigation, arbitration or dispute resolution proceedings or to Arcelor’s Knowledge subject to any investigation under EHS Law or otherwise in relation to EHS Matters, and to Arcelor’s Knowledge there is no such matter pending or threatened.

(vii)	To Arcelor’s Knowledge, no Hazardous Substances have been released or disposed on any sites now owned, occupied or operated by any Group Member or to Arcelor’s Knowledge on any sites formerly owned, occupied or operated by any Group Member in a concentration or condition that is likely to give rise (whether on the relevant site or elsewhere) to any actual liability on the part of the relevant Group Member under EHS Law.

(viii)	There are no circumstances (whether pursuant to a contractual obligation or otherwise) that are likely to require material expenditure (whether by a Group Member or by any other Person or authority) in cleaning up or decontaminating or otherwise on any real property now owned, occupied or operated by any Group Member or to Arcelor’s Knowledge on any real property formerly owned, occupied or operated by any Group Member in order to comply with EHS Law or otherwise for the protection of the Environment. No Group Member has retained or assumed, either contractually (including leases) or by operation of law, liability for any EHS Matters occurring, arising or based upon activities of any third party or activities that occurred prior to the Reorganization.

(ix)	Each Group Member has at all times properly supplied to the competent authorities all information required by EHS Law to be supplied, and all such information given (whether under a legal obligation or otherwise) was correct at the time the information was supplied.

Section 5.10(d) of the Arcelor Disclosure Document states the material details of any remedial work currently being carried out at any sites now owned or occupied by any Group Member.

5.11	Title to Properties and Assets; Encumbrances

All material properties and other assets of the Group Members are and on the Closing Date will be owned subject to no mortgage, deed of trust, security interest, encumbrance, lien, charge or other restriction of any kind or character (collectively “Liens”), except for Liens reflected in Section 5.11 of the Arcelor Disclosure Document and:

(i)	Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the relevant owner in the operation of its business;

(ii)	Liens for Taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

(iii)	Liens arising by operation of law that do not materially adversely affect the operation of the business of the concerned Group Member, provided that the same have arisen in the ordinary course of business of such company.

Except pursuant to the Acquisition Debt (or any other debt financing to which Arcelor consents), the consummation of the Transactions will not result in the creation of any Lien created by Arcelor on any real property or other asset owned by any Group Member on the Closing Date.

5.12	Assets

Assuming compliance by Arcelor and Arcelor’s Affiliates with this Agreement and the Ancillary Agreements, the assets owned by the Group Members on the Closing Date will be sufficient for the Group to continue to operate the Business after the Closing in a manner in all material respects consistent with and substantially the same as the present operation of the Business.

Except as contemplated or reflected herein or as disclosed in Section 5.12 of the Arcelor Disclosure Document, since December 31, 2005 the Group Members have conducted the Business in the ordinary course of business in all material respects.

Except as set forth in Section 5.12 of the Arcelor Disclosure Document, the material tangible assets (including real property and leased assets) of the Business are in good working order and condition, ordinary wear and tear excepted.

5.13	Material Contracts; Certain Other Agreements

All Material Contracts pertaining to the Business and to which the Group Members are parties or otherwise bound, and all such Material Contracts that are intended to be transferred or assigned to Group Members in the Reorganization contemplated herein, are listed in Section 5.13(a) of the Arcelor Disclosure Document and true, complete and correct copies thereof have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access).

All Material Contracts to which the Group Members are or will be parties or otherwise be bound on the Closing Date have been or will be made on reasonable commercial terms.

Except as set forth in Section 5.13(a) of the Arcelor Disclosure Document, all such Material Contracts are and will on the Closing Date be in full force and effect, and no notice of termination of any such Material Contract has as of the date hereof been given or, to Arcelor’s Knowledge, threatened.

Except for the Material Contracts of the Group Members and the contracts, agreements and other arrangements provided for or contemplated in this Agreement and those listed in Section 5.13(b) of the Arcelor Disclosure Document, on the Closing Date no Group Member will be a party to or otherwise bound by:

(i)	any agreement, contract or commitment materially limiting the freedom of disposing of its assets;

(ii)	any agreement, contract or commitment which contains restrictions which materially limit the development of the Business; or

(iii)	any share or asset sale (in other words, sale-of-business) agreement or any contract not in the ordinary course of the business containing outstanding indemnities on the part of any Group Member.

5.14	Breach of Agreement

Except as set forth in Section 5.14(a) of the Arcelor Disclosure Document, no Group Member nor any Concerned Arcelor Affiliate has in any material respect violated any Material Contract of such Person and, to Arcelor’s Knowledge, no counterparty to any such Material Contract has in any material respect violated any such contract.

With respect to arrangements other than the Material Contracts, except as set forth in Section 5.14(b) of the Arcelor Disclosure Document, the Group Members and the Concerned Arcelor Affiliates have not and will not on the Closing Date have violated any of their obligations under any agreement, contract or arrangement pertaining to the Business (other than the Material Contracts) that are binding upon them or the properties or assets of the Business in a manner that is likely to have a Business Material Adverse Effect.

5.15	No Conflict

Except as disclosed in Section 5.15 of the Arcelor Disclosure Document, no agreement to which any Group Member, on the Closing Date, will be a party or will be otherwise bound contains provisions giving the other party or parties thereto the right to amend, terminate, accelerate the performance under such agreement or resulting in any other onerous condition as a result of the Transactions contemplated by this Agreement.

5.16	Intellectual Property

Except for the Intellectual Property identified in Section 5.16(a) of the Arcelor Disclosure Document (the “Retained Intellectual Property”), any and all Intellectual Property of Arcelor or any Concerned Arcelor Affiliate that is used in the Business for the manufacture, having manufactured, use, sale, offering for sale, importation or exportation (or any combination of them) of any products or services (or both) of the Business will be, upon the Closing, either owned by the Group Members or licensed to Noble or the Group Members for use in the Business under the Intellectual Property License Agreement. Except for the Retained Intellectual Property, the Intellectual Property identified in Section 5.16(b) of the Arcelor Disclosure Document (the “Licensed Intellectual Property”) and the Intellectual Property identified in Section 5.16(c) of the Arcelor Disclosure Document (the “Target Intellectual Property”) (i) includes all Intellectual Property used in the Business, (ii) is sufficient for operation of the Business as currently conducted and (iii) will be sufficient, immediately after the Closing, to allow Noble to operate the Business as conducted immediately prior to the Closing.

Except as set forth in Section 5.16 of the Arcelor Disclosure Document:

(i)	except for the Licensed Intellectual Property and the Retained Intellectual Property, a Group Member will own, on the Closing Date, the entire right, title and interest in and to all Intellectual Property (including the exclusive right to use and license the same) used in the Business for the manufacture, having manufactured, use, sale, offering for sale, importation or exportation (or any combination of them) of any products or services (or both) of the Business;

(ii)	each item of the Licensed Intellectual Property or the Target Intellectual Property that is identified in Section 5.16 of the Arcelor Disclosure Document as being the subject of a registration, filing or issuance shall have been, in the jurisdictions indicated therein, duly and timely registered with, filed in or issued by, as the case may be, the proper government entity as of the Closing Date; on the Closing Date, such registration, filings and issuances will remain in full force and effect, and all filing, examination, annuity, maintenance, renewal and other fees relating thereto have been paid properly and timely; none of the items so identified in Section 5.16 are involved in an interference, reissue, reexamination or opposition proceeding, and, to Arcelor’s Knowledge, no such proceeding has been threatened in writing; none of these items has been abandoned or allowed to lapse; and, to Arcelor’s Knowledge, each of these items is valid, enforceable, in good standing and free of any material defects or equitable defenses to enforcement based on an act or omission by or on behalf of Arcelor or an Affiliate thereof;

(iii)	there are no pending or, to Arcelor’s Knowledge, threatened proceedings or litigation or other known adverse claims with respect to the Target Intellectual Property or the Licensed Intellectual Property which are likely to have a Business Material Adverse Effect;

(iv)	to Arcelor’s Knowledge, the Business is not infringing and has not since July 1, 2004 infringed any intellectual property rights of any third parties, nor, to Arcelor’s Knowledge (except as set forth in Section 5.16(d) of the Arcelor Disclosure Document), is any third party infringing the Target Intellectual Property or the Licensed Intellectual Property;

(v)	no written notice has been received from any competent authority in the last three years alleging material non-compliance by any Group Member with any applicable data protection legislation; and

(vi)	each Group Member complies in all material respects with the Data Protection Act of 1988 or its equivalent in its respective jurisdiction.

5.17	Compliance with Laws, Regulations and Permits

Section 5.17(a) of the Arcelor Disclosure Document contains a description of all licenses, permits and authorizations required for operation of the Business that, if not held, are likely to have a Business Material Adverse Effect (each, an “Arcelor Material Permit”). Except as set forth in Section 5.17(b) of the Arcelor Disclosure Document, each Group Member and the Concerned Arcelor Affiliates are in material compliance with all Arcelor Material Permits.

All Arcelor Material Permits are in full force and effect and no proceeding is pending or, to Arcelor’s Knowledge, threatened, seeking to cancel or amend any Arcelor Material Permit; and, except as set forth in Section 5.17(c) of the Arcelor Disclosure Document, none of the Transactions will result in the cancellation of or otherwise materially impair any such Arcelor Material Permit.

Neither Arcelor nor any of Arcelor’s Affiliates has received any written communication from any agency or authority in respect of any of the Arcelor Material Permits materially adversely varying, modifying, revoking, suspending or canceling the same or indicating an intention or threatening so to do; and to Arcelor’s Knowledge there are no facts or circumstances that are likely to result in any of the Arcelor Material Permits being materially adversely varied, modified, revoked or suspended or are likely to prejudice its renewal.

5.18	Insurance

Section 5.18 of the Arcelor Disclosure Document is a complete list of insurance policies covering the Business, including the names of insured parties and insurance carriers, limits of coverage, deductibles, co-insurance provisions and any material limitations. To Arcelor’s Knowledge, all claims on insurance policies covering the Business have been reported to the relevant insurance carriers in a timely manner. Except as otherwise set forth therein, the insurance coverage maintained by or covering the Business is adequate and customary for the Business and is in full force and effect as of the date hereof. Except as otherwise set forth therein, all such insurance coverage shall continue in full force and effect after the Closing Date for a period of not less than 30 days.

5.19	Employees and Other Representatives

Section 5.19(a) of the Arcelor Disclosure Document lists the Key Employees employed by Arcelor and Arcelor’s Affiliates at the date of this Agreement. Section 5.19(b) of the Arcelor Disclosure Document lists the Middle Managers employed by Arcelor and Arcelor’s Affiliates at the date of this Agreement.

Section 5.19(c) of the Arcelor Disclosure Document lists the names of all employees of the Business as of the recent date specified therein. The terms of employment for employees of the Business, other than Key Employees and Middle Managers having written employment contracts separately disclosed to Noble under Section 11.2(vii), are normal and customary in businesses similar to the Business, and no such employee has a termination notice period of more than six months.

Without prejudice to the foregoing, except as set forth:

(i)

in Section 5.19(i) of the Arcelor Disclosure Document, no sum is, and no sum as of the Closing will be, due to any present or former employee, agent or representative of any Group Member or employee in the Business as a result of service or other contract, statute, law (including inventorship laws) or agreement and without limiting the foregoing, no sum is due to any employee, agent or representative of any Group Member for any payment or compensation under any inventor’s rights law or statute, other than, in each case (except payments due under inventorship laws), the right to payments accrued but not yet payable or the reimbursement for expenses;

(ii)	in Section 5.19(ii) of the Arcelor Disclosure Document, there are, and on the Closing Date there will be, no collective bargaining or unionization agreement or bonus program or severance pay program with respect to any of the employees, board members, members, managers or former employees or former board members, members or managers of any Group Member;

(iii)	in Section 5.19(iii) of the Arcelor Disclosure Document, the consummation of the Transactions contemplated by this Agreement will not entitle any employee or former employee of any Group Member or of the Business to severance pay, unemployment compensation, bonus or any other payment resulting in payments from or costs for Noble or any Group Member or accelerate the time of payment or vesting for, or increase the amount of, compensation due to any such employee or former employee and payable by Noble or any Group Member;

(iv)	in Section 5.19(iv) of the Arcelor Disclosure Document, no former employee of any Group Member or in the Business is or as of Closing will be entitled to re-employment by any Group Member;

(v)	in Section 5.19(v) of the Arcelor Disclosure Document, no Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document and no Middle Manager has given notice of termination of his or her employment as of the date hereof;

(vi)	in Section 5.19(vi) of the Arcelor Disclosure Document, since December 31, 2005, there have not occurred any strikes, slow downs, work stoppages or other similar labor actions by any group of employees in the Business; and

(vii)	in Section 5.19(vii) of the Arcelor Disclosure Document, each Group Member has complied in all material respects with all laws and regulations relating to employment, nondiscrimination, wages, hours, benefits, collective bargaining, union representation and occupational health and safety, and no Group Member is liable for payment of any material compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

5.20	Employee Benefit Plans

(i)

Section 5.20(i) of the Arcelor Disclosure Document sets forth an accurate and complete list of all private compensation, incentive, fringe benefit, severance, welfare, health care, pension, retirement and other benefit plans, programs, policies, commitments and similar arrangements (“Private Social Plans”) that are material and are (i) sponsored, established or maintained by a Group Member, or (ii) to which any Group Member currently contributes, has contributed to or has or may have any material liability or funding obligation under which any employee, former employee, director or consultant of or to one or more of the Group Members, or any beneficiary of any such individual, is covered, is eligible for coverage or has benefit rights (any and all of the Arcelor Group Private Social Plans described by clauses (i) or (ii) being the “Arcelor Group Private

Social Plans”). Agreements and arrangements set forth in Section 5.19 of the Arcelor Disclosure Document shall not be deemed to be Private Social Plans.

(ii)	Section 5.20(ii) of the Arcelor Disclosure Document sets forth an accurate and complete list of all government-sponsored compensation, incentive, fringe benefit, severance, welfare, health care, pension, retirement and other benefit plans, programs, policies, commitments and similar arrangements (“Government Social Plans”) that are material and to which any Group Member currently contributes or to which it has or may have any material liability or funding obligation (the “Arcelor Group Government Social Plans”). Agreements and arrangements set forth in Section 5.19 of the Arcelor Disclosure Document shall not be deemed to be Government Social Plans.

(iii)	With respect to each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan, all contributions required to be made by the terms of the plan or applicable law prior to the Closing Date will have been made and all contributions not payable on or prior to the Closing Date will have been accrued in the Group’s consolidated financial statements through the Closing Date to the extent required in accordance with applicable accounting principles.

(iv)	Except as disclosed in Section 5.20(iv) of the Arcelor Disclosure Document, each Arcelor Group Private Social Plan could be terminated on the Closing Date and all contributions to such Arcelor Group Private Social Plan could be discontinued then without material liability to any Group Members except for accrued termination liabilities accurately reflected, in accordance with applicable accounting principles, on the most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement and administrative expenses associated with such termination.

(v)	Except as disclosed in Section 5.20(v) of the Arcelor Disclosure Document, in the event the Group Members were to terminate all operations on the Closing Date, the Group Members would have no material ongoing obligation or liability under any Arcelor Group Government Social Plan. No Group Member has any material current or contingent liability to any governmental body or its employees with respect to any Private Social Plan or Government Social Plan other than those listed in Sections 5.20(i) and 5.20(ii) of the Arcelor Disclosure Document.

(vi)	Except as disclosed in Section 5.20(vi) of the Arcelor Disclosure Document, neither the execution of this Agreement nor the consummation of the Transactions will entitle any employee or former employee of the Group Members to any payment or benefit, or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due such employee or former employee.

(vii)	The Group Members have performed and complied in all material respects with all of their obligations under or in respect of each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan. All Arcelor Group Private Social Plans have been administered, operated and maintained in compliance with all applicable laws and the provisions of such plans in all material respects. To Arcelor’s Knowledge, no breaches of fiduciary duty have occurred with respect to any Arcelor Group Private Social Plan.

(viii)	There are no audits, investigations or administrative or judicial proceedings pending or, to Arcelor’s Knowledge, threatened with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan.

(ix)	No Group Member has any legal obligation or commitment to establish any new Arcelor Group Private Social Plan or contribute to any new Arcelor Group Government Social Plan or to amend any Arcelor Group Private Social Plan except in the ordinary course of business or to comply with applicable law.

(x)	Section 5.20(x) of the Arcelor Disclosure Document sets forth a reasonable estimate of the annual contribution to, or expense charge with respect to, each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan.

(xi)	No Group Member has any Liability (including a contingent Liability) with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan sponsored, established or maintained by or contributed to by any Person other than a Group Member or with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan not disclosed in Section 5.20(i) or 5.20(ii) of the Arcelor Disclosure Document.

(xii)	To Arcelor’s Knowledge, there are no facts or circumstances with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan that could have a Business Material Adverse Effect.

5.21	Litigation

Except for the matters listed in Section 5.21 or 5.16 of the Arcelor Disclosure Document, there is no material suit, administrative proceeding, arbitration or other legal proceeding pending or, to Arcelor’s Knowledge, threatened against any of Arcelor (primarily with respect to the laser-welded blanks business), any Group Member or any of the Concerned Arcelor Affiliates, their businesses, properties or assets. No such pending or threatened proceeding (including infringement of Intellectual Property), would, if decided adversely, have a Business Material Adverse Effect, and, to Arcelor’s Knowledge, there are no facts or circumstances that are likely to give rise to any such suit or legal proceeding that would have a Business Material Adverse Effect.

5.22	Events Since the Financial Statement Date

Since December 31, 2006, except as disclosed in Section 5.22 of the Arcelor Disclosure Document and except as expressly contemplated or required or permitted by this Agreement and the Ancillary Agreements, (a) the Business conducted (or to be conducted) by each Group Member and the Concerned Arcelor Affiliates has been operated in the ordinary course, (b) no action has been taken that, if taken subsequent to the execution of this Agreement and on or prior to the Closing, would constitute a breach of Arcelor’s covenants set forth in Section 7.5 and (c) to Arcelor’s Knowledge, there are no events or circumstances that are likely to have a Business Material Adverse Effect.

5.23	Tax

Except as otherwise set forth in Section 5.23 of the Arcelor Disclosure Document:

(i)	Each of the material Tax Returns required to be filed by or on behalf of any Group Member or Concerned Arcelor Affiliate with any governmental body with respect to any taxable period ending on or before the Closing Date (the “Arcelor Group Returns”): (a) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (b) has been, or will be when filed, prepared in all material respects in compliance with all applicable legal requirements. All amounts shown on the Arcelor Group Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(ii)	The most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with applicable accounting principles, except for liabilities for Taxes incurred since the date of such balance sheet in the operation of the business of the Group Members and the Concerned Arcelor Affiliates. Arcelor will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practice, reserves adequate for the payment of all Taxes for the period from the date of such balance sheet through the Closing Date.

(iii)	No Group Member or Concerned Arcelor Affiliate or Arcelor Group Return is currently subject to (or since December 31, 2003 has been subject to) an audit by any governmental body. No extension or waiver of the limitation period applicable to any of the Arcelor Group Returns has been granted (by Arcelor or any other Person), and no such extension or waiver has been requested from any Group Member or Concerned Arcelor Affiliate.

(iv)	No claim or legal proceeding is pending or, to Arcelor’s Knowledge, has been threatened in writing against or with respect to any Group Member or Concerned Arcelor Affiliate in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Group Member or Concerned Arcelor Affiliate with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by the Group Members and Concerned Arcelor Affiliates and with respect to which adequate reserves for payment have been established on the balance sheet identified in subsection (ii) above. There are no liens for material Taxes upon any of the assets of any of the Group Members or Concerned Arcelor Affiliates except liens for Taxes not yet due and payable. None of the Group Members or Concerned Arcelor Affiliates has been, and none of them will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(v)	No written notice has ever been delivered by any governmental body to an Arcelor Group Member or Concerned Arcelor Affiliate in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(vi)	There are no contracts, arrangements or understandings (whether or not legally binding) relating to allocating or sharing of Taxes to which any Group Member or Concerned Arcelor Affiliate is a party. None of the Group Members or Concerned Arcelor Affiliates is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any contract, arrangement or understanding providing for payments by a Group Member or Concerned Arcelor Affiliate with respect to any amount of Taxes of any other Person.

(vii)	No Group Member or Concerned Arcelor Affiliate has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years. No Group Member or Concerned Arcelor Affiliate is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(viii)	No Group Member or Concerned Arcelor Affiliate has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar legal requirement to which a Group Member or Concerned Arcelor Affiliate may be subject, other than the affiliated group of which Arcelor is the common parent.

(ix)	Arcelor has delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) accurate and complete copies of all income Tax Returns of the Group Members and Concerned Arcelor Affiliates for all Tax years that remain open or are otherwise subject to audit, as well as all other material Tax Returns of the Group Members and Concerned Arcelor Affiliates filed since December 31, 2003.

(x)	Arcelor has disclosed on its federal income Tax Returns all positions that would be likely to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar legal requirements imposed by foreign taxing jurisdictions.

(xi)	No Group Member or Concerned Arcelor Affiliate has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of US Department of the Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar legal requirement.

5.24	Accounts Receivable

Except as otherwise set forth in Section 5.24 of the Arcelor Disclosure Document, all Accounts Receivable of the Group Members as of Closing will be bona fide Accounts Receivable created in the ordinary course of the Business.

5.25	Products

Except as disclosed in Section 5.25 of the Arcelor Disclosure Document, the Group Members and Concerned Arcelor Affiliates have not in the last three years received any order from any administrative, judicial or other authority, or any written request from any professional or consumer body, to recall any of their products, or to inform their customers of a defect or danger caused by a defect in any of their products or linked to their use, and do not anticipate any recall campaign for any of their products.

5.26	Major Customers and Suppliers.

Section 5.26(a) of the Arcelor Disclosure Document contains a list of the five largest customers, including distributors, relating to the Business for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of net sales, showing the total dollar amount of net sales to each such customer during each such year. Arcelor has not received any notice from any such customer that it will not continue to be a customer of the Group after the Closing at substantially the same level of purchases as heretofore.

Section 5.26(b) of the Arcelor Disclosure Document contains a list of the five largest suppliers to the Business for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of purchases, showing the total dollar amount of purchases from each such supplier during each such year. Arcelor has not received any notice from any such supplier that it will not continue to be a supplier to the Business of the Group after the Closing or will not continue to supply the Group with substantially the same quantity and quality of goods at competitive prices.

Section 5.26(c) of the Arcelor Disclosure Document contains a list of the critical suppliers, if any, to the Business for each of 2004, 2005 and 2006 (in each case determined on the basis that it was not possible to replace supply from the supplier due to the fact that Licensed Intellectual Property was owned or licensed by the supplier or that the supplier provided a product, service, implicit or explicit trade secret license, implicit or explicit patent license or know-how necessary to the operation of the Business that was not available elsewhere in substantially the same quality and quantity of goods or services at competitive prices), covering the purchases from each such supplier during each such period. Arcelor has not received any notice from any such supplier that it will not continue to be a supplier to the business of the Group after the Closing or will not continue to supply the Group with substantially the same quantity and quality of goods or services at competitive prices.

5.27	Inventory

All inventory reflected in the most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement consists and will consist, at the date of such balance sheet, and all inventory of the Group Members as of Closing will consist, of inventory of quality and quantity usable and saleable in the ordinary course of business of the Business (subject to reserves determined in accordance with IFRS Accounting Principles used to prepare such Financial Statements, consistently applied).

5.28	Arcelor’s Affiliates’ Relationships with the Group

Following the Closing, neither Arcelor nor any of Arcelor’s Affiliates shall have, other than as a stockholder of Noble or as set forth in Section 5.28 of the Arcelor Disclosure Document, (a) any direct or indirect interest in the Business or in any of the properties, assets or rights used in the conduct of the Business, (b) any claims against the Business, any of the Group Members or any of their respective properties or assets or (c) any direct or indirect interest in any entity that does business with any of the Group Members other than as disclosed in Section 5.28 of the Arcelor Disclosure Document, excepting only interests and claims specifically permitted by this Agreement or in any Ancillary Agreement. Except as set forth in Section 5.28 of the Arcelor Disclosure Document, there are no existing contracts or agreements to which any of the Group Members is a party and in which a director of any Group Member is interested that would require disclosure under Item 404 of SEC Regulation S-K if applicable to the Transactions.

5.29	Investment Representations

Arcelor is acquiring the Exchange Shares for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same. Arcelor understands that the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and that any stock certificates evidencing the Exchange Shares will bear restrictive legends referring to the foregoing transfer restrictions. Arcelor understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Arcelor) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if and when applicable, Rule 144 affords a basis for sales only under certain circumstances and only in limited amounts.

Arcelor is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act. Arcelor has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the issuance of the Exchange Shares hereunder, and to obtain any additional information that Arcelor could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities as to enable Arcelor to understand and evaluate the risks of such investment and form an investment decision with respect thereto. The foregoing representation, however, shall not limit or modify the other representations and warranties of Noble contained in this Agreement or in any Ancillary Agreement or the right of Arcelor to rely thereon.

5.30	Foreign Corrupt Practices Act and Related Matters

To Arcelor’s Knowledge, TSA has materially complied, and does materially comply, with the Foreign Corrupt Practices Act of 1977, as amended.

No Group Member or Concerned Arcelor Affiliate has conducted, or conducts, any part of the Business (including export transactions) in a manner that would cause Noble or any Group

Member to be in violation, immediately following the Closing, of United States trade-related laws and regulations, including the Export Administration Act and implementing Export Administration regulations. Without limiting the generality of the foregoing, no Group Member or Concerned Arcelor Affiliate (i) is a party to any contract or bid with, or has conducted business in (directly, or to Arcelor’s Knowledge, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Syria, Sudan or Zimbabwe or (ii) otherwise has any operations in, or sales to, any such country.

5.31	Broker’s or Finder’s Fees

Except as otherwise set forth in Section 5.31 of the Arcelor Disclosure Document, no agent, broker or other Person acting on behalf of Arcelor, Arcelor’s Affiliates or any of the Group Members is or will be entitled to any commission or broker’s or finder’s fees from Arcelor or Arcelor’s Affiliates, or from Noble or Noble’s Affiliates or any of the Group Members, in connection with any of the Transactions.

6.	REPRESENTATIONS AND WARRANTIES BY NOBLE

Noble represents and warrants to Arcelor as follows, which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing Date (regardless of whether or not they expressly refer to the Closing Date) and shall survive the Closing of the Transactions contemplated herein except as otherwise provided in this Agreement, and Arcelor’s right to rely on such representations and warranties shall not be impaired by any investigation hereto or hereafter made by or for Arcelor, any notice to Arcelor or any actual or constructive knowledge of Arcelor.

6.1	Power and Authority

Noble is and will on the Closing Date be a corporation duly organized and validly existing under the laws of Delaware. Noble BV will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the Netherlands. Noble LLC will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the State of Delaware. The only corporate, limited liability company or equivalent entity consents or approvals required for the consummation of the Transactions by Noble and (to the extent required) Noble’s Affiliates are set forth in Section 6.1 of that certain Noble Disclosure Document dated the date of this Agreement and delivered by Noble to Arcelor on and as of this date (the “Noble Disclosure Document”). Subject to obtaining such consents and approvals, Noble and (to the extent required) Noble’s Affiliates each has and on the Closing Date each of them will have the corporate, limited liability company or equivalent entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements and to consummate the Transactions, and each of this Agreement and such Ancillary Agreements has been and will have been duly authorized and approved by all required corporate, limited liability company or equivalent entity action of Noble and such Affiliates. The board of directors of Noble has received, and Noble has provided to Arcelor a copy of, the favorable opinion of Morgan Joseph & Co. Inc. with respect to the fairness, from a financial point of view, of the consideration to be offered by Noble in the Transactions. Subject to obtaining the consents and approvals noted in

Section 6.1 of the Noble Disclosure Document, this Agreement constitutes and upon the Closing the Ancillary Agreements to which it is a party will each constitute a legal, valid and binding obligation of Noble and each of Noble’s Affiliates party thereto, enforceable against Noble and each such Affiliate in accordance with its terms.

6.2	No Violation of Laws and Regulations

Assuming the conditions precedent set forth in Section 9 are fulfilled, the execution and delivery of this Agreement and the Ancillary Agreements and the Noble Note to which it is a party by each of Noble and (to the extent required) Noble’s Affiliates, the performance of its obligations hereunder and thereunder and the consummation by Noble and such Affiliates of the Transactions will not:

(i)	violate any provision of the governing instruments of Noble or of any of Noble’s Affiliates;

(ii)	violate any statute, rule, regulation, order or decree of any public body or authority by which Noble or any of Noble’s Affiliates or any of their properties or assets is bound; or

(iii)	except as otherwise set forth in Section 6.2 of the Noble Disclosure Document, result in a violation or breach of, constitute a default under, or give rise to a right of termination or acceleration of the performance required by any license, permit, agreement (including any joint venture agreement) or other instrument to which Noble or any of Noble’s Affiliates is a party, or by which Noble or any of Noble’s Affiliates or any of their properties or assets is bound;

excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults that, either individually or in the aggregate, would not prevent any of Noble or its Affiliates from performing its obligations under this Agreement or such Ancillary Agreements or the Noble Note or consummation of the Transactions and would not impede operation of the business of Noble as it is presently operated or proposed to be operated.

6.3	Existence of Affiliates

Each Noble Affiliate will on the Closing Date be a corporation, limited liability company, partnership or other similar entity under the laws of its jurisdiction of organization (as shown in Section 6.3 of the Noble Disclosure Document), duly organized and validly existing under the laws of its jurisdiction of organization, and will on the Closing Date have all requisite corporate, limited liability company, partnership or other similar entity power and authority to own, lease and operate its properties and to carry on its business as such business is now being conducted. Each such Noble Affiliate will, on the Closing Date, be duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Noble Material Adverse Effect.

6.4	Corporate Documents

True and correct copies of the articles of association, incorporation or organization, bylaws, regulatory agreements, operating agreements, LLC agreements, partnership agreements, registration certificates and similar company organization and governance documents (if and to the extent applicable) for each Noble Affiliate have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) on or before the date of this Agreement. Except as may be required by applicable law, no resolution has been passed or will have been passed on the Closing Date to alter any such document.

6.5	Exchange Shares

The Exchange Shares, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer imposed by this Agreement and by applicable securities laws. Except as set forth in this Agreement or in Section 6.5 of the Noble Disclosure Document, there are not, and on the Closing Date there will not be, any outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Noble is a party or otherwise bound, providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in Noble.

6.6	Ownership of Subsidiaries

Except as set forth in Section 6.6 of the Noble Disclosure Document, Noble does not own and will not own on the Closing Date, legally or beneficially, directly or indirectly, any Shares in any Person. Noble will on the Closing Date own, directly or indirectly, all of the issued and outstanding Shares of Noble BV and Noble LLC. Noble owns, and will on the Closing Date own, legally and beneficially, all of the Shares identified in Section 6.6 of the Noble Disclosure Document (including all of the voting power of such Shares), free and clear of all Liens, and such Shares will then be duly authorized, validly issued and fully paid. On the Closing Date there will be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Noble or any of its Affiliates is a party or is otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in any of the companies identified in Section 6.6 of the Noble Disclosure Document, except for this Agreement. The authorized and issued Shares of Noble are as stated in Section 6.6 of the Noble Disclosure Document. No former stockholder or third party has any claim for contribution with respect to its former ownership interest in Noble or any Noble subsidiary or any similar claim against Noble or any Noble subsidiary.

6.7	SEC Reports and Financial Statements

Noble has filed with the Securities and Exchange Commission (the “SEC”), and there are posted on the SEC’s EDGAR website, true and complete copies of, all forms, reports and other documents required to be filed by Noble since January 1, 2004 under the Securities Exchange

Act of 1934, as amended (the “Exchange Act”). (Such documents, as amended since the time of their filing, are collectively referred to in this Agreement as the “Noble SEC Documents.”) The Noble SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act; provided, however, that the preceding representations and warranties do not apply to any information in any Noble SEC Document provided by, or at the direction of, Arcelor or any of Arcelor’s Affiliates or their officers or employees. The consolidated financial statements of Noble included in the Noble SEC Documents (a) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) have been prepared in accordance with US Accounting Principles during the period involved (except as is indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (c) fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) in all material respects the consolidated financial position of Noble and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flow for the periods then ended. Except as set forth in the financial statements included (or incorporated by reference) in the Noble SEC Documents (including the notes thereto), and except for the liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent such financial statements, there are no material liabilities or obligations of any nature required by US Accounting Principles to be set forth on a consolidated balance sheet of Noble and its subsidiaries or in the notes thereto. Except as disclosed in Section 6.7 of the Noble Disclosure Document or in notes to the financial statements included (or incorporated by reference) in the Noble SEC Documents, neither Noble nor any of its Affiliates is subject to any material contingent liability that would not be so required to be set forth on a consolidated balance sheet of Noble and its subsidiaries or in the notes thereto.

6.8	Absence of Certain Changes or Events

Since December 31, 2006, except as disclosed in Section 6.8 of the Noble Disclosure Document and except as expressly contemplated or required or permitted by this Agreement and the Ancillary Agreements, (a) the business conducted (or to be conducted) by Noble and Noble’s Affiliates has been operated in the ordinary course, (b) no action has been taken that, if taken subsequent to the execution of this Agreement and on or prior to the Closing, would constitute a breach of Noble’s covenants set forth in Section 8.4 of this Agreement and (c) to Noble’s Knowledge, there are no events or circumstances that are likely to have a Noble Material Adverse Effect.

6.9	Real Property

Section 6.9(a) of the Noble Disclosure Document contains an accurate list of all real property which will be owned by Noble or its Affiliates on the Closing Date.

Except as set forth in Section 6.9(b) of the Noble Disclosure Document:

(i)	on the Closing Date, such real property will not be subject to any pending contract of sale;

(ii)	no such real property, including installations and improvements thereon, is, or will be on the Closing Date, in material violation of any applicable zoning, building, security or environmental protection law or regulations, planning consent or other requirement of any applicable agency or authority; there is, and will be on the Closing Date, no zoning, building, environmental protection planning, user or other restriction of whatever nature in regard to use or occupancy of such real property that is likely to have a Noble Material Adverse Effect;

(iii)	to Noble’s Knowledge, no such real property is subject, in whole or in part, to any eminent domain, expropriation or requisition procedure or other administrative procedure, pending or threatened, that is likely to have a material adverse effect on the value of such real property;

(iv)	to Noble’s Knowledge, no such real property is, or will be on the Closing Date, subject to or likely to be subject to any material claim or action in connection with hidden defects, failure to comply with applicable regulations or builders’ liability;

(v)	on the Closing Date, neither Noble nor any of its Affiliates will own or be in the occupation of or be entitled to any material estate or interest in any freehold or leasehold property other than the real property listed in Section 6.9(a) of the Noble Disclosure Document and the lease agreements listed in Section 6.10 thereof;

(vi)	to Noble’s Knowledge, there is not outstanding any unobserved or unperformed material obligation with respect to the real property necessary to comply with the written requirements of any competent authority exercising statutory or delegated powers; and

(vii)	to Noble’s Knowledge, (A) the real property is in a good and substantial state and condition free from any material structural defects, whether or not inherent defects or design defects, and fit for the purpose for which it is presently used, and (B) there have not been used in the real property any substances which are not in material conformity with the relevant British, European or US real estate standards or codes of practice or which are generally known to be harmful to the safety or the durability of buildings or other structures or finishes in the particular circumstances in which they are used.

6.10	Leases

Section 6.10 of the Noble Disclosure Document contains an accurate list as of the date hereof of all material lease contracts or licenses covering real or personal property pertaining to, or necessary or useful for the conduct of, Noble’s business.

With respect to the leases listed in Section 6.10 of the Noble Disclosure Document, except as set forth in Section 6.10 of the Noble Disclosure Document:

(i)	the leased properties are in good operating condition, ordinary wear and tear excepted;

(ii)	Noble or Noble’s Affiliates that are parties to the leases to the leased properties have fulfilled all material obligations under the leases;

(iii)	there are no material legal or administrative proceedings pertaining to the leases or the leased properties and, to Noble’s Knowledge, there are no reasons to believe that such proceedings will be initiated;

(iv)	the Transactions will not have a material adverse effect on Noble’s or its Affiliates’ interests under the leases, which by their terms will remain in full force after the Closing Date, and no written notice has been given by any party thereto to terminate any of the same;

(v)	all licenses, consents and approvals required from the landlords and any superior landlords under the leases listed in Section 6.10 of the Noble Disclosure Document have been obtained and the covenants on the part of the tenants contained in such licenses, consents and approvals will have been duly performed and observed in all material respects on or before the Closing Date; and

(vi)	to Noble’s Knowledge, there is not outstanding and unobserved or unperformed any material obligation necessary to comply with any written notice or other written requirements given by the landlords under any of such leases.

6.11	Environmental Liability

Section 6.11(a) of the Noble Disclosure Document is a list of all of the material documents in Noble’s and its Affiliates’ possession concerning current or potential environmental obligations or Liabilities arising under applicable EHS Laws pertaining to their businesses or any of their properties or assets, whether owned or leased, including any environmental assessments, audits, reviews or investigations conducted by or on behalf of Noble or its Affiliates or otherwise in the possession of Noble or its Affiliates carried out in the seven years prior to the date hereof in relation to their businesses, the real property owned by Noble or its Affiliates on the Closing Date or any real property formerly occupied by Noble or its Affiliates, and Noble has delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) a true, complete and correct copy of each such document.

Except as set forth in Section 6.11(b) of the Noble Disclosure Document:

(i) Noble and its Affiliates have obtained all EHS Permits required for the current operation of their businesses; each such EHS Permit is in full force and effect and Noble and its Affiliates are in material compliance with, and, to Noble’s Knowledge, have materially complied at all times during the period of seven years prior to the date hereof with, and, to Noble’s Knowledge, can continue to comply through the Closing Date with, each such EHS Permit; Section 6.11(c) of the Noble Disclosure Document includes an accurate list of all EHS Permits held by Noble and its Affiliates (including any variation notices applicable thereto), accurate copies of which have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access).

(ii) To Noble’s Knowledge, no material works or costs are necessary to obtain or secure current compliance with any EHS Permit required for the current operation of Noble’s and its Affiliates’ businesses or otherwise to comply with EHS Law.

(iii) Neither Noble nor any of its Affiliates has received any written communication from any applicable agency or authority in respect of any EHS Permit required for the current operation of their businesses varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do, and, to Noble’s Knowledge, there are no facts or circumstances that are likely to result in any such EHS Permit being varied, modified, revoked or suspended or that is likely to prevent its renewal.

(iv) To Noble’s Knowledge, Noble and each of its Affiliates complies and has at all times during the period of seven years prior to the date hereof complied in all material respects with EHS Law.

(v) To Noble’s Knowledge, neither Noble nor any of its Affiliates has in the last seven years received any written communication, or received written notice of a threatened communication, from any relevant authority or third party relating to EHS Matters, from which it appears that it may be or is alleged to be in material breach of EHS Law, or where failure to comply with such communication is likely to constitute a material breach of EHS Law or compliance with such communication is likely to be secured by further proceedings by such relevant authority; to Noble’s Knowledge, there are no facts or circumstances which are likely to give rise to any liability (whether civil or criminal) on the part of Noble or any of its Affiliates in relation to EHS Matters.

(vi) To Noble’s Knowledge, neither Noble nor any of its Affiliates is or has in the last seven years been engaged in any action, litigation, arbitration or dispute resolution proceedings or to Noble’s Knowledge subject to any investigation under EHS Law or otherwise in relation to EHS Matters, and to Noble’s Knowledge there is no such matter pending or threatened.

(vii) To Noble’s Knowledge, no Hazardous Substances have been released or disposed on any sites now owned, occupied or operated by Noble or any of its Affiliates or to Noble’s Knowledge on any sites formerly owned, occupied or operated by Noble or any of its Affiliates in a concentration or condition that could give rise (whether on the relevant site or elsewhere) to any actual liability on the part of Noble or its Affiliates under EHS Law.

(viii) There are no circumstances (whether pursuant to a contractual obligation or otherwise) that are likely to require material expenditure (whether by Noble or its Affiliates or by any other Person or authority) in cleaning up or decontaminating or otherwise on any real property now owned, occupied or operated by Noble or its Affiliates or to Noble’s Knowledge on any real property formerly owned, occupied or operated by Noble or its Affiliates in order to comply with EHS Law or otherwise for the protection of the Environment. Neither Noble nor any of its Affiliates has retained or assumed, either contractually (including leases) or by operation of law, liability for any EHS Matters occurring, arising or based upon activities of any third party or activities that occurred prior to the Reorganization.

(ix) Each of Noble and its Affiliates has at all times properly supplied to the competent authorities all information required by EHS Law to be supplied, and all such information given (whether under a legal obligation or otherwise) was correct at the time the information was supplied.

No material remedial work is currently being carried out at any sites now owned or occupied by Noble or its Affiliates.

6.12	Title to Properties and Assets; Encumbrances

All material properties and other assets of Noble and its Affiliates are and on the Closing Date will be owned subject to no Liens, except for Liens reflected in Section 6.12 of the Noble Disclosure Document and:

(i)	Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the relevant owner in the operation of its business;

(ii)	Liens for Taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

(iii)	Liens arising by operation of law that do not materially adversely affect the operation of the business of Noble or its Affiliates, provided that the same have arisen in the ordinary course of business of such company.

Except pursuant to the Acquisition Debt (or any other debt financing to which Arcelor consents), the consummation of the Transactions will not result in the creation of any Lien on any real property or other assets owned by Noble or its Affiliates on the Closing Date.

6.13	Assets

The assets owned by Noble and its Affiliates on the Closing Date will be sufficient for them to continue to operate their businesses after the Closing in a manner in all material respects consistent with and substantially the same as the present operation of such businesses.

Except as contemplated or reflected herein or as disclosed in Section 6.13 of the Noble Disclosure Document, since December 31, 2005 Noble and its Affiliates have conducted their businesses in the ordinary course of business in all material respects.

Except as set forth in Section 6.13 of the Noble Disclosure Document, the material tangible assets (including real property and leased assets) of the businesses of Noble and its Affiliates are in good working order and condition, ordinary wear and tear excepted.

6.14	Material Contracts; Certain Other Agreements

All Material Contracts to which Noble or its Affiliates are parties or otherwise bound are listed in Section 6.14(a) of the Noble Disclosure Document and true, complete and correct copies thereof have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access).

All Material Contracts to which Noble or its Affiliates are or will be parties or otherwise be bound on the Closing Date have been or will be made on reasonable commercial terms.

Except as set forth in Section 6.14(a) of the Noble Disclosure Document, all such Material Contracts are and will on the Closing Date be in full force and effect, and no notice of termination of any such Material Contract has as of the date hereof been given or, to Noble’s Knowledge, threatened.

Except for the Material Contracts of Noble or its Affiliates and the contracts, agreements and other arrangements provided for or contemplated in this Agreement and those listed in Section 6.14(b) of the Noble Disclosure Document, on the Closing Date Noble and its Affiliates will not be a party to or otherwise bound by:

(i)	any agreement, contract or commitment materially limiting the freedom of disposing of its assets;

(ii)	any agreement, contract or commitment which contains restrictions which materially limit the development of its business; or

(iii)	any share or asset sale (in other words, sale-of-business) agreement or any contract not in the ordinary course of the business containing outstanding indemnities on the part of Noble or its Affiliates.

6.15	Breach of Agreement

Except as set forth in Section 6.15 of the Noble Disclosure Document, Noble and its Affiliates have not in any material respect violated any Material Contract of such Person and, to Noble’s Knowledge, no counterparty to any such Material Contract has in any material respect violated any such contract.

With respect to arrangements other than the Material Contracts, Noble and its Affiliates have not and will not on the Closing Date have violated any of their obligations under any agreement, contract or arrangement (other than the Material Contracts) that are binding upon them or the properties or assets of their businesses in a manner that is likely to have a Noble Material Adverse Effect.

6.16	No Conflict

Except as disclosed in Section 6.16 of the Noble Disclosure Document, no agreement to which Noble or its Affiliates, on the Closing Date, will be a party or will be otherwise bound contains provisions giving the other party or parties thereto the right to amend, terminate, accelerate the performance under such agreement or resulting in any other onerous condition as a result of the Transactions contemplated by this Agreement.

6.17	Intellectual Property

Any and all Intellectual Property of Noble or its Affiliates, including those items listed in Section 6.17 of the Noble Disclosure Document (collectively, the “Noble Intellectual Property”), is owned by Noble or its Affiliates or duly licensed to Noble or its Affiliates under intellectual property license agreements in force and effect.

Except as set forth in Section 6.17 of the Noble Disclosure Document:

(i)	except for Noble Intellectual Property licensed to Noble by a third party, Noble or its Affiliates will own, on the Closing Date, the entire right, title and interest in and to the Noble Intellectual Property (including the exclusive right to use and license the same) and each item of the Noble Intellectual Property which is identified in Section 6.17 of the Noble Disclosure Document as being the subject of a registration, filing or issuance shall have been, in the jurisdictions indicated therein, duly and timely registered with, filed in or issued by, as the case may be, the proper government entity as of the Closing Date; on the Closing Date, such registration, filings and issuances will remain in full force and effect, and all filing, examination, annuity, maintenance, renewal and other fees relating thereto have been paid properly and timely; none of the items so identified in Section 6.17 are involved in an interference, reissue, reexamination or opposition proceeding, and, to Noble’s Knowledge, no such proceeding has been threatened in writing; none of these items has been abandoned or allowed to lapse; and, to Noble’s Knowledge, each of these items is valid, enforceable, in good standing and free of any material defects or equitable defenses to enforcement based on an act or omission by or on behalf of Noble or an Affiliate thereof;

(ii)	there are no pending or, to Noble’s Knowledge, threatened proceedings or litigation or other known adverse claims with respect to the Noble Intellectual Property which are likely to have a Noble Material Adverse Effect;

(iii)	to Noble’s Knowledge, Noble and its Affiliates are not infringing and have not since July 1, 2004 infringed any intellectual property rights of any third parties, nor, to Noble’s Knowledge (except as set forth in Section 6.17 of the Noble Disclosure Document), is any third party infringing the Noble Intellectual Property;

(iv)	no written notice has been received from any competent authority in the last three years alleging material non-compliance by Noble or its Affiliates with any applicable data protection legislation; and

(v)	Noble and its Affiliates comply in all material respects with the Data Protection Act of 1988 or its equivalent in its respective jurisdiction.

The Noble Intellectual Property will be sufficient to allow Noble and its Affiliates to continue to operate their businesses as currently conducted.

6.18	Compliance with Laws, Regulations and Permits

Section 6.18(a) of the Noble Disclosure Document contains a description of all licenses, permits and authorizations required for operation of Noble’s and its Affiliate’s businesses that, if not held, are likely to have a Noble Material Adverse Effect (each, a “Noble Material Permit”). Except as set forth in Section 6.18(b) of the Noble Disclosure Document, Noble and its Affiliates are in material compliance with all Noble Material Permits.

All Noble Material Permits are in full force and effect and no proceeding is pending or, to Noble’s Knowledge, threatened, seeking to cancel or amend any Noble Material Permit; and none of the Transactions will result in the cancellation of or otherwise materially impair any such Noble Material Permit.

Neither Noble nor any of Noble’s Affiliates has received any written communication from any agency or authority in respect of any of the Noble Material Permits materially adversely varying, modifying, revoking, suspending or canceling the same or indicating an intention or threatening so to do; and to Noble’s Knowledge there are no facts or circumstances that are likely to result in any of the Noble Material Permits being materially adversely varied, modified, revoked or suspended or are likely to prejudice its renewal.

6.19	Insurance

Section 6.19 of the Noble Disclosure Document is a complete list of insurance policies covering Noble or its Affiliates, including the names of insured parties and insurance carriers, limits of coverage, deductibles, co-insurance provisions and any material limitations. To Noble’s Knowledge, all claims on insurance policies covering Noble or its Affiliates have been reported to the relevant insurance carriers in a timely manner. Except as otherwise set forth therein, the insurance coverage maintained by or covering Noble or its Affiliates is adequate and customary for their businesses and is in full force and effect as of the date hereof. Except as otherwise set forth therein, all such insurance coverage shall continue in full force and effect after the Closing Date.

6.20	Employees and Other Representatives

Section 6.20(a) of the Noble Disclosure Document lists the Key Employees employed by Noble and Noble’s Affiliates at the date of this Agreement. Section 6.20(b) of the Noble Disclosure Document contains an accurate and complete list of all written employment contracts with such Key Employees. The terms of employment for other employees employed by Noble or its Affiliates are normal and customary in businesses similar to their businesses, and no employee has a termination notice period of more than six months.

Without prejudice to the foregoing:

(i)

except as set forth in Section 6.20(i) of the Noble Disclosure Document, no sum is, and no sum as of the Closing will be, due to any present or former employee, agent or representative of Noble or its Affiliates as a result of service or other contract, statute, law (including inventorship laws) or agreement and without limiting the foregoing, no sum is due to any employee, agent or representative of Noble or its Affiliates for any payment or compensation under any inventor’s rights law or statute, other than, in each case (except payments due under inventorship laws), the right to payments accrued but not yet payable or the reimbursement for expenses;

(ii)	except as set forth in Section 6.20(ii), there are, and on the Closing Date there will be, no collective bargaining or unionization agreement or bonus program or severance pay program with respect to any of the employees, board members, members, managers or former employees or former board members, members or managers of Noble or its Affiliates;

(iii)	the consummation of the Transactions contemplated by this Agreement will not entitle any employee or former employee of Noble or its Affiliates to severance pay, unemployment compensation, bonus or any other payment resulting in payments from or costs for Noble or its Affiliates or accelerate the time of payment or vesting for, or increase the amount of, compensation due to any such employee or former employee and payable by Noble or its Affiliates;

(iv)	no former employee of Noble or its Affiliates is or as of Closing will be entitled to re-employment by Noble or its Affiliates;

(v)	no Key Employee listed in Section 6.20(a) of the Noble Disclosure Document has given notice of termination of his or her employment as of the date hereof;

(vi)	since December 31, 2005, there have not occurred any strikes, slow downs, work stoppages or other similar labor actions by any group of employees of Noble or its Affiliates; and

(vii)	Noble or its Affiliates have complied in all material respects with all laws and regulations relating to employment, nondiscrimination, wages, hours, benefits, collective bargaining, union representation and occupational health and safety, and Noble and its Affiliates are not liable for payment of any material compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

6.21	Employee Benefit Plans

(i)	Section 6.21(i) of the Noble Disclosure Document sets forth an accurate and complete list of all material Private Social Plans (i) sponsored, established or maintained by Noble and its Affiliates, or (ii) to which Noble or any of its Affiliates currently contributes, has contributed to or has or may have any material liability or funding obligation under which any employee, former employee, director or consultant of or to one or more of Noble or any of its Affiliates, or any beneficiary of any such individual, is covered, is eligible for coverage or has benefit rights (any and all of the Noble Private Social Plans described by clauses (i) and (ii) being the “Noble Group Private Social Plans”). Agreements and arrangements set forth in Section 6.20 of the Noble Disclosure Document shall not be deemed to be Private Social Plans.

(ii)	Section 6.21(ii) of the Noble Disclosure Document sets forth an accurate and complete list of all Government Social Plans to which Noble or any of its Affiliates currently contributes or has contributed or to which it has or may have any material liability or funding obligation (the “Noble Group Government Social Plans”). Agreements and arrangements set forth in Section 6.20 of the Noble Disclosure Document shall not be deemed to be Government Social Plans.

(iii)	With respect to each Noble Group Private Social Plan or Noble Group Government Social Plan, all contributions required to be made by the terms of the plan or applicable law prior to the Closing Date will have been made and all contributions not payable on or prior to the Closing Date will have been accurately accrued in Noble’s consolidated financial statements through the Closing Date to the extent required in accordance with applicable United States accounting principles.

(iv)	Each Noble Group Private Social Plan could be terminated on the Closing Date and all contributions to such Noble Group Private Social Plan could be discontinued then without any liability to Noble or any of its Affiliates except for accrued termination liabilities accurately reflected, in accordance with US Accounting Principles, on the most recent audited balance sheet for Noble included in the Noble SEC Documents.

(v)	In the event Noble and its Affiliates were to terminate all operations on the Closing Date, they would have no material ongoing obligation or liability under any Noble Group Government Social Plan. Neither Noble nor any of its Affiliates has any material current or contingent liability to any governmental body or its employees with respect to or Private Social Plan or Government Social Plan other than those listed in Sections 6.21(i) and 6.21(ii) of the Noble Disclosure Document.

(vi)	Neither the execution of this Agreement nor the consummation of the Transactions will entitle any employee or former employee of Noble or any of its Affiliates to any payment or benefit, or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due such employee or former employee.

(vii)	Noble and its Affiliates have performed and complied in all material respects with all of their obligations under or in respect of each Noble Group Private Social Plan or Noble Group Government Social Plan. All Noble Group Private Social Plans have been administered, operated and maintained in compliance with all applicable laws and the provisions of such plans in all material respects. To Noble’s Knowledge, no breaches of fiduciary duty have occurred with respect to any Noble Group Private Social Plan.

(viii)	There are no audits, investigations or administrative or judicial proceedings pending or, to Noble’s Knowledge, threatened with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan.

(ix)	Neither Noble nor any of its Affiliates has any legal obligation or commitment to establish any new Noble Group Private Social Plan or contribute to any new Noble Group Government Social Plan or to amend any Noble Group Private Social Plan except in the ordinary course of business or to comply with applicable law.

(x)	Section 6.21(x) of the Noble Disclosure Document sets forth a reasonable estimate of the annual contribution to, or expense charge with respect to, each Noble Group Private Social Plan or Noble Group Government Social Plan and an estimate of all future obligations with respect to current employees under all Noble Group Private Social Plans and Noble Group Government Social Plans determined in accordance with US Accounting Principles.

(xi)	Neither Noble nor any of its Affiliates has any Liability (including a contingent Liability) with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan sponsored, established or maintained by or contributed to by any Person other than Noble or its Affiliates or with respect to any Noble Group Private Social Plan or Arcelor Group Government Social Plan not disclosed in Section 6.21(i) or 6.21(ii) of the Noble Disclosure Document.

(xii)	Neither Noble nor any of its Affiliates has ever sponsored, maintained or contributed to, or had any obligation to contribute to, any plan subject to Section 412 of the Code or Title IV of the Employee Retirement Income Security Act of 1974, as amended; and

(xiii)	To Noble’s Knowledge, there are no facts or circumstances with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan that could have a Noble Material Adverse Effect.

6.22	Litigation

Except for the matters listed in Section 6.22 or 6.17 of the Noble Disclosure Document, there is no material suit, administrative proceeding, arbitration or other legal proceeding pending or, to Noble’s Knowledge, threatened against any of Noble or its Affiliates, their businesses, properties or assets. No such pending or threatened proceeding (including infringement of Intellectual Property) would, if decided adversely, have a Noble Material Adverse Effect, and, to Noble’s Knowledge, there are no facts or circumstances that are likely to give rise to any such suit or legal proceeding that would have a Noble Material Adverse Effect.

6.23	Tax

Except as otherwise set forth in Section 6.23 of the Noble Disclosure Document:

(i)	Each of the material Tax Returns required to be filed by or on behalf of Noble or its Affiliates with any governmental body with respect to any taxable period ending on or before the Closing Date (the “Noble Group Returns”): (a) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (b) has been, or will be when filed, prepared in all material respects in compliance with all applicable legal requirements. All amounts shown on the Noble Group Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(ii)

The most recent audited balance sheet for Noble included in the Noble SEC Documents fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with US Accounting Principles, except for liabilities for Taxes incurred since the date of such balance sheet in the operation of the business of Noble and its Affiliates. Noble will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practice, reserves adequate for the payment of all Taxes for the period from the date of such balance sheet through the Closing Date.

(iii)	Neither Noble nor any of its Affiliates nor any Noble Group Return is currently subject to (or since December 31, 2003 has been subject to) an audit by any governmental body. No extension or waiver of the limitation period applicable to any of the Noble Group Returns has been granted (by Noble or any other Person), and no such extension or waiver has been requested from Noble or any of its Affiliates.

(iv)	No claim or legal proceeding is pending or, to Noble’s Knowledge, has been threatened in writing against or with respect to Noble or any of its Affiliates in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Noble or any of its Affiliates with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Noble and its Affiliates and with respect to which adequate reserves for payment have been established on the balance sheet identified in subsection (ii) above. There are no liens for material Taxes upon any of the assets of any of Noble or any of its Affiliates except liens for Taxes not yet due and payable. None of Noble or any of its Affiliates has been, and none of them will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(v)	No written notice has ever been delivered by any governmental body to Noble or any of its Affiliates in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(vi)	There are no contracts, arrangements or understandings (whether or not legally binding) relating to allocating or sharing of Taxes to which Noble or any of its Affiliates is a party. Neither Noble nor any of its Affiliates is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any contract, arrangement or understanding providing for payments by Noble or any of its Affiliates with respect to any amount of Taxes of any other Person.

(vii)	Neither Noble nor any of its Affiliates has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years. Neither Noble nor any of its Affiliates is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(viii)	Neither Noble nor any of its Affiliates has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar legal requirement to which Noble or any of its Affiliates may be subject, other than the affiliated group of which Noble is the common parent.

(ix)	Noble has delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) accurate and complete copies of all income Tax Returns of Noble and its Affiliates for all Tax years that remain open or are otherwise subject to audit, as well as all other material Tax Returns of Noble and its Affiliates filed since December 31, 2003.

(x)	Noble has disclosed on its federal income Tax Returns all positions that would be likely to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar legal requirements imposed by foreign taxing jurisdictions.

(xi)	Neither Noble nor any of its Affiliates has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of US Department of the Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar legal requirement.

6.24	Accounts Receivable

All Accounts Receivable of Noble or its Affiliates as of Closing will be bona fide Accounts Receivable created in the ordinary course of their businesses.

6.25	Products

Noble and its Affiliates have not in the last three years received any order from any administrative, judicial or other authority, or any written request from any professional or consumer body, to recall any of their products, or to inform their customers of a defect or danger caused by a defect in any of their products or linked to their use, and do not anticipate any recall campaign for any of their products.

6.26	Major Customers and Suppliers

Section 6.26(a) of the Noble Disclosure Document contains a list of the five largest customers, including distributors, of Noble or its Affiliates for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of net sales, showing the total dollar amount of net sales to each such customer during each such year. Noble has not received any notice from any such customer that it will not continue to be a customer of Noble or its Affiliates after the Closing at substantially the same level of purchases as heretofore.

Section 6.26(b) of the Noble Disclosure Document contains a list of the five largest suppliers to Noble or its Affiliates for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of purchases, showing the total dollar amount of purchases from each such supplier during each such year. Noble has not received any notice from any such supplier that it will not continue to be a supplier to Noble or its Affiliates after the Closing and will not continue to supply Noble or its Affiliates with substantially the same quantity and quality of goods at competitive prices.

There were no critical suppliers to Noble or its Affiliates for 2004, 2005 or 2006 (in each case determined on the basis that it was not possible to replace supply from the supplier due to the fact that Noble Intellectual Property was owned or licensed by the supplier or that the supplier provided a product, service, implicit or explicit trade secret license, implicit or explicit patent license or know-how necessary to the operation of Noble’s business that was not available elsewhere in substantially the same quality and quantity of goods or services at competitive prices). Noble has not received any notice from any such supplier that it will not continue to be a supplier to Noble or its Affiliates after the Closing or will not continue to supply Noble or its Affiliates with substantially the same quantity and quality of goods or services at competitive prices.

6.27	Inventory

All inventory reflected in the most recent balance sheet included in the most recent financial statements referred to in Section 6.7 consists and will consist, at the date of such balance sheet, of inventory of quality and quantity usable and saleable in the ordinary course of business of Noble or its Affiliates (subject to reserves set forth in such financial statements).

6.28	Noble’s Affiliates’ Relationships with Noble

Except as disclosed in Section 6.28 of the Noble Disclosure Document, there are no existing contracts or agreements to which any of Noble or its Affiliates is a party and in which a director of Noble or its Affiliates is interested that would require disclosure under Item 404 of SEC Regulation S-K if applicable to the Transactions.

6.29	Foreign Corrupt Practices Act and Related Matters

To Noble’s Knowledge, Noble and its Affiliates has materially complied, and does materially comply, with the Foreign Corrupt Practices Act of 1977, as amended.

None of Noble or its Affiliates has conducted, or conducts, any part of their businesses (including export transactions) in a manner that would cause Noble or its Affiliates to be in violation, immediately following the Closing, of United States trade-related laws and regulations, including the Export Administration Act and implementing Export Administration regulations. Without limiting the generality of the foregoing, neither Noble nor any of its Affiliates (i) is a party to any contract or bid with, or has conducted business in (directly, or to Noble’s Knowledge, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Syria, Sudan or Zimbabwe or (ii) otherwise has any operations in, or sales to, any such country.

6.30	Broker’s or Finder’s Fees

Except for Morgan Joseph & Co. Inc., no agent, broker or other Person acting on behalf of Noble or any Noble Affiliate is, or will be, entitled to any commission or broker’s or finder’s fees from

Noble or Noble’s Affiliates or from Arcelor or Arcelor’s Affiliates in connection with any of the Transactions.

6.31	Stock Options and Other Equity Issuances

To Noble’s Knowledge, each option grant and other equity issuance to employees of, consultants to and directors of Noble has been accurately reflected in its publicly disclosed financial statements, all charges and other expenses related thereto have been accurately recorded in accordance with US Accounting Principles, and no adjustments to any financial statement shall be made as a result of any such grant or issuance. Without limiting the foregoing, to Noble’s Knowledge, Noble has not made any “backdated” option grant or other equity issuance.

7.	COVENANTS OF ARCELOR

Arcelor covenants and agrees with Noble as follows.

7.1	Due Diligence Investigations

Noble has engaged PricewaterhouseCoopers LLP at Noble’s expense to perform a due diligence investigation of the Business and the Group. Arcelor has engaged the Consultant at Arcelor’s expense to perform a due diligence investigation of the Business and the Group. Arcelor has provided and shall continue to provide, to Noble, copies of all drafts and final reports of the results of the Consultant’s investigation as such drafts and reports become available to Arcelor, and Arcelor has discussed and shall continue to discuss such drafts and reports with Noble.

7.2	Financial Statements of Holding and TSA

The parties understand as follows: Noble will be required to solicit proxies from its stockholders in order to approve the Transactions. The rules and regulations of the SEC require Noble to include in the Proxy Statement certain information, including financial statements, some of which are required to be audited, of the Group Members. In addition, after the closing of the Transactions, SEC rules and regulations require Noble to file a Current Report on Form 8-K (the “Form 8-K”) reporting the closing of the Transactions and including, in response to Item 9.01 of Form 8-K, audited financial statements of the Group Members and pro forma financial statements for Noble. Arcelor has delivered to Noble the following consolidated balance sheets, income statements and statements of cash flows (collectively, “Financial Statements”) of the Group Members: (a) audited Financial Statements as of and for the year ended December 31, 2006; (b) audited Financial Statements as of and for the year ended December 31, 2005; and (c) audited Financial Statements as of and for the year ended December 31, 2004. Arcelor will deliver to Noble, in time for inclusion in the preliminary proxy statement referred to in Section 8.1, the audit report of Arcelor’s Auditors covering the Financial Statements.

Arcelor shall cooperate reasonably and in good faith with Noble to provide all such additional information as may be required for Noble’s SEC filings that Arcelor can provide without undue burden and expense. Noble and Arcelor agree to cooperate with each other and to use their reasonable best efforts to obtain any relief from the SEC requirements applicable to the Proxy Statement or the Form 8-K that either party deems necessary or appropriate. For avoidance of doubt, the parties agree that all of the covenants of Arcelor contained in this Section 7.2 are material binding obligations of Arcelor.

7.3	Proxy Materials

All information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in Noble’s Proxy Statement or any amendments or supplements thereto shall, at the time such Proxy Statement is first mailed to stockholders of Noble and at the time such stockholders vote on approval of such matters, be true, accurate and complete in all material respects and not contain any untrue statement of material fact or omit to state a material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and all information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in any Noble SEC Document relating to the Transactions shall, at the time of filing of such Noble SEC Document, be true, accurate and complete in all material respects and not contain any untrue statement of material fact or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4	Access to Information and Documents

Subject to any applicable antitrust restrictions, from the date hereof until the Closing Arcelor shall give, and shall cause the Group Members and the Concerned Arcelor Affiliates to give, Noble and its agents and representatives (including auditors, lawyers, financial and business advisors and environmental consultants in addition to the Persons identified in Section 7.1 of this Agreement) reasonable access during normal working hours to any and all of the properties, assets, books, records and other documents and employees of Group Members and the Concerned Arcelor Affiliates (solely to the extent included in or relating to the laser-welded blanks business or the Reorganization) in order to enable Noble to make such examination of the business, properties, assets, books, records and other documents of Group Members and Concerned Arcelor Affiliates and the Business and to conduct such other due diligence investigation of the Business, including “Phase I” environmental audits, investigation and site assessments, as Noble may reasonably deem necessary or desirable, including discussions and examinations for the purpose of enabling Noble to satisfy its obligations after the Closing under the Sarbanes-Oxley Act of 2002 and rules and regulations thereunder. Subject to any applicable antitrust restrictions, Arcelor shall, and shall cause the Group Members and Concerned Arcelor Affiliates to, make full disclosure to Noble and its agents and representatives upon inquiry as to all aspects of their businesses and related Liabilities, including the conduct of business operations (past, present and future), condition (financial and otherwise), related Liabilities and prospects. To the extent that a confidentiality agreement with a third party would prohibit such disclosure, Arcelor will so advise Noble and will, upon Noble’s request, work with the third party to have Noble added to the confidentiality arrangement upon terms acceptable to Arcelor, Noble and the third party. As part of such examination, following reasonable notice to Arcelor and with Arcelor’s prior written consent (not to be unreasonably withheld) Noble may make such inquiries of such Persons having business relationships with the Group Members, the Concerned Arcelor Affiliates and the Business (including suppliers, licensees and customers) as Noble shall deem necessary or desirable.

From time to time after Closing, at Noble’s request and without further consideration Arcelor will, and will cause Arcelor’s Affiliates to, make available to Noble and to Noble’s agents and representatives (and copy at Noble’s request and Noble’s expense) any books and records of Arcelor and of Arcelor’s Affiliates relating to the operation of the Business, provided, however, that Arcelor and Arcelor’s Affiliates may redact from such books and records information that Arcelor reasonably and in good faith determines to be confidential and that does not relate to the operation of the Business.

7.5	Conduct of Business Pending Closing

From the date hereof until Closing, except as permitted under this Agreement or as consented to by Noble in writing (which consent shall not be unreasonably withheld or delayed):

(i)	Arcelor shall cause each of the Group Members and the Concerned Arcelor Affiliates to maintain itself at all times as a company duly organized and validly existing under the laws of the jurisdiction under which it is organized, and Arcelor shall and shall cause the Group Members and the Concerned Arcelor Affiliates to execute the Reorganization as expediently and efficiently as reasonably possible;

(ii)	Arcelor shall cause the Group Members and the Concerned Arcelor Affiliates to carry on the Business substantially in the manner carried on as of the date hereof and shall continue to make and permit the making of capital expenditures in the ordinary course of the Business as heretofore conducted and in accordance with their budgets but shall not permit the Group Members or the Concerned Arcelor Affiliates to engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of the Business as heretofore conducted, or as permitted or contemplated herein;

(iii)	Arcelor shall not permit any Group Member or any Concerned Arcelor Affiliates to pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor engaged in the Business, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the economic rate in effect on the date of this Agreement, subject to adjustments in the ordinary course of business;

(iv)	Arcelor shall see to it that any Group Member and each of the Concerned Arcelor Affiliates (with respect to the laser-welded blanks business) maintains substantially its existing insurance coverage, subject to availability;

(v)	Arcelor shall cause any Group Member and each of the Concerned Arcelor Affiliates to use its commercially reasonable efforts to preserve the Business intact, to maintain the services of employees and independent contractors of the Business and to preserve its relationships with suppliers, licensees, distributors and customers and others having business relationships with the Business, as well as public authorities;

(vi)	Arcelor shall without undue delay inform Noble if any Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document or any Middle Manager gives notice of termination of his or her employment;

(vii)	Arcelor shall not permit any Group Member or any of the Concerned Arcelor Affiliates to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets pertaining to the Business except in the ordinary course of the Business, and Arcelor shall cause any Group Member and each of the Concerned Arcelor Affiliates to maintain its facilities, machinery and equipment pertaining to the Business in good operating condition and repair, subject only to ordinary wear and tear;

(viii)	Arcelor shall not permit any Group Member to amend its organizational documents (unless required by law or as a result of the Reorganization or the Transactions);

(ix)	If and to the extent relating to the Business, or Arcelor’s ability to perform or comply with its obligations and undertakings hereunder, Arcelor shall and shall cause the Group Members and the Concerned Arcelor Affiliates to comply in all material respects with applicable employment laws and collective bargaining agreements;

(x)	Arcelor shall not permit any Group Members or any Concerned Arcelor Affiliates to accelerate the collection of Accounts Receivable or delay the payment of accounts payable; and

(xi)	Arcelor shall not permit any Group Members or any Concerned Arcelor Affiliate to enter into any agreement or arrangement that limits or otherwise restricts in any material respect any Group Member from engaging or competing in any line of business, in any location or with any Person.

Without limiting the generality of the foregoing, Arcelor shall consult with Noble regarding all significant developments, transactions and proposals relating to the Business or operations of any of the assets or Liabilities pertaining to the Business and will endeavor to keep Noble reasonably informed of Arcelor’s actions that would materially affect the Transactions or the value or expected benefit of the Transactions to Noble.

7.6	Consents and Approvals

Prior to Closing, Arcelor shall use its commercially reasonable efforts to provide Noble with all information concerning Arcelor, the Group Members and Concerned Arcelor Affiliates and the Business necessary to obtain all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Noble in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. Arcelor shall provide Noble all reasonable assistance in obtaining such consents, authorizations and approvals.

As promptly as practicable after the date of this Agreement, Arcelor shall make all antitrust and competition law filings and notices required of Arcelor (including all filings under the HSR Act) not made prior to the date of this Agreement and shall use commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Arcelor in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions and to obtain any consents to assignment necessary in connection with the Transactions.

7.7	Intentionally Omitted

7.8	Non-competition

Arcelor agrees, for itself and for Arcelor’s Affiliates, and on behalf of all entities controlling and under common control with Arcelor, from Closing and for a period of five years thereafter, that none of them will participate, engage, conduct, develop or invest, directly or indirectly, in the laser-welded blanks business anywhere the world except as a stockholder of or in conjunction with Noble, including through the granting to third parties engaged in the laser-welded blanks business (other than vehicle manufacturers) of licenses under patents, patent applications, know-how and other intellectual property of any nature pertaining to laser welding or other welding or bonding methods for use in the laser-welded blanks business. The foregoing agreement by Arcelor shall not prevent Arcelor or Arcelor’s Affiliates from continuing to engage in the laser-welded blanks business (i) as a joint venturer with Gestamp Automoción in Spain or Mexico in a manner consistent with past practice, (ii) with respect to Powerlasers, in any way required by the Department of Justice Consent Decree, (iii) with respect to Powerlasers, during any period when Arcelor (or Dofasco) is engaged in commercially reasonable efforts to sell Powerlasers or the business and assets of Powerlasers and (iv) as acquirer of any business or entity other than Powerlasers (or Dofasco) that is not primarily engaged in the production of laser-welded blanks.

Arcelor further agrees as follows with respect to any business or entity acquired pursuant to clause (iv) of the paragraph immediately above: Arcelor shall notify Noble of any such acquisition not later than seven days after the closing, whereupon Noble shall have the right, prior to any other Person, to inspect the portion of such business or entity whose revenues are derived from production of laser-welded blanks with a view to acquiring it. Noble shall exercise its first-priority right to acquire such portion of such business or entity by delivering to Arcelor written notice of exercise not later than three months after Noble’s receipt of notice of Arcelor’s acquisition. The parties shall then negotiate and document definitive terms of purchase and sale reasonably and in good faith. The representations, warranties, covenants, conditions, agreements and other definitive terms of purchase and sale by Noble and Arcelor shall be the same, as much as practicable, as the terms of purchase and sale between Arcelor and the third party that sold the business or entity to Arcelor, except that Arcelor and Noble specifically agree as follows with respect to purchase price. The price payable by Noble to Arcelor for the laser-welded blank production part of the business or entity shall be that price which is agreed upon by the parties after conducting negotiations reasonably and in good faith. If no agreement on price is reached despite reasonable, good-faith negotiations, then the price shall be determined by an appraiser. The appraiser shall be an internationally recognized investment banking or accounting firm selected jointly by Noble and Arcelor. The appraiser shall determine the purchase price based on the appraiser’s assessment of the fair market value of portion of the business or entity that is the subject of the transaction, viewed on a standalone basis without consideration of synergies or other factors arising from prospective utilization of such portion of the business or entity by Noble. In the event that Noble does not exercise its first-priority right of acquisition on these terms and conditions, or in the event that Noble does exercise its right but the transaction is not consummated (otherwise than due to an unreasonable or bad faith refusal by Arcelor to agree to definitive terms of purchase and sale or breach of the definitive agreement by Arcelor), then Arcelor may continue to own and operate such portion of the business while Noble and Arcelor negotiate a mutually satisfactory resolution reasonably and in good faith.

7.9	Updated Disclosure Document

Arcelor shall have a continuing obligation prior to the Closing to promptly notify Noble in writing with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Arcelor Disclosure Document with respect to Section 5 of this Agreement. No such disclosure shall, except as otherwise set forth herein, cure any breach of any representation or warranty without Noble’s written waiver of the breach; and any such disclosure shall be without prejudice to Arcelor’s right to cure any breach of any representation or warranty as provided for herein.

7.10	Confidential Information

Arcelor agrees, for itself and on behalf of Arcelor’s Affiliates, not to use at any time subsequent to the Closing for any purpose (other than as stockholder of Noble or as contemplated by this Agreement or any of the Ancillary Agreements) or disclose to any Person any Confidential Information pertaining primarily to the Business.

Arcelor shall preserve and maintain all Confidential Information of Noble or Noble’s Affiliates or their business received from or confirmed by Noble or Noble’s Affiliates and shall not disclose to any Person (other than those of its employees, officers and advisors being in need thereof for the purpose of the Transactions or the rights or obligations under this Agreement or any of the Ancillary Agreements) or use any such Confidential Information for personal advantage (other than enforcement of its rights under this Agreement or any of the Ancillary Agreements), except that Arcelor and its Affiliates shall be free to use and disclose all or any of such Confidential Information that:

(i)	was already in Arcelor’s or its Affiliate’s possession at the time of disclosure to Arcelor or is subsequently developed by Arcelor or its Affiliates without reference to and independent of Noble’s Confidential Information;

(ii)	is a matter of public knowledge;

(iii)	has been or is hereafter published or otherwise made public other than through Arcelor; or

(iv)	is obtained by Arcelor or its Affiliate from a third party not known by Arcelor to be under a confidentiality obligation to Noble or any Noble Affiliate;

provided, however, that the exceptions contained in clauses (i) through (iv) above shall not apply to such information or pieces of information which alone would fall within the exceptions but which collectively or in combination with other information would constitute Confidential Information.

The covenants of Arcelor contained in this Section shall survive the Closing. For the avoidance of doubt, it is acknowledged and agreed that the Confidentiality Agreement is superseded by the provisions of this Section.

7.11	Standstill

Arcelor’s obligations under Section 6 (Standstill) of the Binding Letter of Intent shall remain in full force and effect and shall survive execution of this Agreement and the Closing (or the termination of this Agreement) in accordance with its terms.

7.12	Exclusivity

(i)	Arcelor shall not (and Arcelor shall cause Arcelor’s Affiliates not to) directly or indirectly, through any stockholder, officer, director, employee, advisor, financial advisor, representative or agent, (1) solicit, initiate, seek, support or encourage any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Arcelor Acquisition Proposal or (2) engage in negotiations or discussions concerning, or provide any non-public information with respect to the Concerned Arcelor Affiliates or the Business to any Person making or proposing to make, any Arcelor Acquisition Proposal; provided, however, that (A) Arcelor may sell an interest in Laser Welded Blank Limited to a new co-venturer provided that the net proceeds of the sale are retained in the Business and (B) Arcelor may seek co-venturers for consideration of establishing new laser-welded blanks ventures in countries where the parties do not currently have laser-welded blanks facilities. In this Agreement, “Arcelor Acquisition Proposal” means any inquiry, proposal or offer from any Person regarding any acquisition of majority ownership or voting control of, or all or substantially all of the assets of, or any merger or consolidation with, or liquidation, sale or other disposition, and regardless of the form of the transaction, which primarily involves, directly or indirectly, the Group Members.

(ii)	From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Arcelor shall not (1) approve any Arcelor Acquisition Proposal or (2) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Arcelor Acquisition Proposal; provided, however, that: (A) Arcelor may sell an interest in Laser Welded Blank Limited to a new co-venturer, and (B) Arcelor may seek co-venturers for consideration of establishing new laser-welded blanks ventures in countries where the parties do not currently have laser-welded blanks facilities.

Arcelor shall notify Noble promptly (but in no event later than two Business Days) after receipt by Arcelor or any of Arcelor’s Affiliates (or by any of their directors or officers or counsel, advisors or agents) of any Arcelor Acquisition Proposal or any request for non-public information in connection with a Arcelor Acquisition Proposal or for access to the properties, books or records of Arcelor, Concerned Arcelor Affiliates or the Business by any Person or entity that informs Arcelor or any of Arcelor’s Affiliates (or any of their directors or officers or counsel, advisors or agents) that it is considering making, or has made, a Arcelor Acquisition Proposal. Such notice to Noble shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall provide Noble with copies of all documents received from any Person that is considering making or has made an Arcelor Acquisition Proposal.

8.	COVENANTS OF NOBLE

Noble covenants and agrees with Arcelor as follows:

8.1	Proxy Statement

As promptly as practicable after the execution of this Agreement, Noble shall prepare and file with the SEC the preliminary proxy statement of Noble relating to the special meeting of Noble’s stockholders (the “Noble Stockholders Meeting”), to be held to consider the Transactions and the issuance of the Exchange Shares to Arcelor. As promptly as practicable, such proxy statement, in definitive form (the “Proxy Statement”), shall be mailed to the stockholders of Noble. Noble shall cause the Proxy Statement to conform as to form and substance in all material respects with the requirements of applicable law; provided, however, that Noble makes no representation or warranty as to information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in any Noble SEC Document relating to the Transactions.

8.2	Stockholders Meeting

Noble shall call and hold the Noble Stockholders Meeting as promptly as practicable for the purpose of voting upon approval of the Transactions and the issuance of the Exchange Shares to Arcelor, and Noble and Arcelor shall cooperate with each other to cause the Noble Stockholders Meeting to be held as soon as practicable following mailing of the Proxy Statement to the stockholders of Noble. Noble shall use commercially reasonable efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other lawful action necessary or advisable to secure the requisite stockholder vote, except, subject to Section 8.9, in the event of receipt of a Superior Proposal.

8.3	Access to Information and Documents

Subject to any applicable antitrust restrictions, from the date hereof until the Closing Noble shall give, and shall cause Noble’s Affiliates to give, Arcelor and its agents and representatives (including auditors, lawyers, financial and business advisors and environmental consultants) reasonable access during normal working hours to any and all of the properties, assets, books, records and other documents and employees of Noble in order to enable Arcelor to make such examination of the business, properties, assets, books, records and other documents of Noble, Noble’s Affiliates and their business and to conduct such other due diligence investigation of Noble’s business (including, subject to Noble’s consent, environmental audits, investigation and site assessments) as Arcelor may reasonably deem necessary or desirable. Subject to any applicable antitrust restrictions, Noble shall, and shall cause Noble’s Affiliates to, make full disclosure to Arcelor and its agents and representatives upon inquiry as to all aspects of their businesses and related Liabilities, including the conduct of business operations (past, present and future), condition (financial and otherwise), related Liabilities and prospects. To the extent that a confidentiality agreement with a third party would prohibit such disclosure, Noble will so advise Arcelor and will, upon Arcelor’s request, work with the third party to have Arcelor added to the confidentiality arrangement upon terms acceptable to Noble, Arcelor and the third party. As part of such examination, following reasonable notice to Noble and with Noble’s prior written consent (not to be unreasonably withheld) Arcelor may make such inquiries of such Persons having business relationships with Noble, Noble’s Affiliates and Noble’s business (including suppliers, licensees and customers) as Arcelor shall deem necessary or desirable. Arcelor acknowledges and agrees that, as a result of its due diligence investigation of Noble, it may receive material nonpublic information about Noble and that US securities laws impose restrictions on trading in securities while in possession of such information. Accordingly, Arcelor agrees that, prior to the Closing, it will not purchase or sell Noble securities from or to any Person.

8.4	Conduct of Business Pending Closing

From the date hereof until Closing, except as permitted under this Agreement or as consented to by Arcelor in writing (which consent shall not be unreasonably withheld or delayed):

(i)	Noble shall and shall cause each of its material Affiliates to maintain itself at all times as a company duly organized and validly existing under the laws of the jurisdiction under which it is organized;

(ii)	Noble and Noble’s Affiliates shall carry on their business substantially in the manner carried on as of the date hereof but shall not engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of business as heretofore conducted, or as permitted or contemplated herein;

(iii)	Noble shall not and shall not permit any of its Affiliates to pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor engaged in its business, except for (A) the regular compensation and commissions payable to such director, officer, employee or independent contractor at the economic rate in effect on the date of this Agreement, subject to adjustments in the ordinary course of business, and (B) the compensation, commission and bonus payments, plans and incentive programs disclosed in Section 8.4(iii)(B) of the Noble Disclosure Document, as and to the extent heretofore approved in writing by Arcelor;

(iv)	Noble shall and shall see to it that its Affiliates maintain substantially their existing insurance coverage, subject to availability;

(v)	Noble shall and shall cause each of its Affiliates to use its reasonable best efforts to preserve its business intact, to maintain the services of employees and independent contractors of its business and to preserve its relationships with suppliers, licensees, distributors and customers and others having business relationships with its business, as well as public authorities;

(vi)	Noble shall without undue delay inform Arcelor if any Key Employee listed in Section 6.20(a) of the Noble Disclosure Document gives notice of termination of his or her employment;

(vii)	Noble shall not and shall not permit any of its Affiliates to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets except in the ordinary course of its business, except in connection with the Acquisition Debt (or any other debt financing to which Arcelor consents), and Noble shall and shall cause each of its Affiliates to maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

(viii)	Noble shall not, and shall not permit any of its Affiliates, to amend its organizational documents (unless required by law or as contemplated by this Agreement or an Ancillary Agreement or as a result of the Transactions);

(ix)	Noble shall and shall cause its Affiliates to comply in all material respects with applicable employment laws and collective bargaining agreements;

(x)	Noble shall not and shall not permit any of its Affiliates to enter into any agreement or arrangement that limits or otherwise restricts in any material respect Noble or any of its Affiliates from engaging or competing in any line of business, in any location or with any Person (it being understood that Noble will not violate this covenant by reason of agreeing, or permitting an Affiliate to agree, not to disclose information of another Person, not to solicit personnel of such other Person for hiring, not to hire personnel of such other Person nor to disparage such other Person, whether in the context of entering into a nondisclosure agreement with or pertaining to such other Person or otherwise);

(xi)	Noble shall not acquire or dispose of material assets, including any Noble Intellectual Property (other than in the ordinary course of business consistent with past practice), or incur or issue material additional indebtedness, except (A) pursuant to the possible acquisition of certain assets of, or interests in, a business in Asia as previously disclosed to Arcelor, (B) as permitted by credit agreements, indentures and other debt instruments to which Noble or any of its Affiliates is a party at the date of this Agreement, (C) for the incurrence or issuance of the Acquisition Debt and (D) for the incurrence or issuance of additional indebtedness, but only after all amounts then permitted to be incurred and committed to be loaned pursuant to clauses (B) and (C) have been incurred and loaned, in an aggregate amount not to exceed $10,000,000.

(xii)	Noble shall not split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution (other than the customary quarterly dividend consistent with past practice) in respect of its capital stock, or redeem, repurchase or otherwise acquire any capital stock of Noble; and

(xiii)	Noble shall not authorize or issue any capital stock or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to Noble’s capital stock or any securities convertible into shares of such stock, except to directors or employees of Noble in connection with any employee benefit plan approved by the stockholders of Noble.

Without limiting the generality of the foregoing, Noble shall consult with Arcelor regarding all significant developments, transactions and proposals relating to its business or operations of any of the assets or liabilities pertaining to its business and will endeavor to keep Arcelor reasonably informed of Noble’s actions that would materially affect the Transactions or the value or expected benefit of the Transactions to Arcelor.

8.5	Consents and Approvals

Prior to Closing, Noble shall use its commercially reasonable efforts to provide Arcelor with all information concerning Noble and Noble’s Affiliates and their business necessary to obtain all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Arcelor in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. Noble shall provide Arcelor all reasonable assistance in obtaining such consents, authorizations and approvals.

As promptly as practicable after the date of this Agreement, Noble shall make all antitrust and competition law filings and notices required of Noble (including all filings under the HSR Act) not made prior to the date of this Agreement and shall use commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Noble in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions and to obtain any consents to assignment necessary in connection with the Transactions.

8.6	Updated Disclosure Document

Noble shall have a continuing obligation prior to the Closing to promptly notify Arcelor in writing with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Noble Disclosure Document with respect to Section 6 of this Agreement. No such disclosure shall, except as otherwise set forth herein, cure any breach of any representation or warranty without Arcelor’s written waiver of the breach; and any such disclosure shall be without prejudice to Noble’s right to cure any breach of any representation or warranty as provided for herein.

8.7	Confidential Information

Noble and Noble’s Affiliates shall preserve and maintain all Confidential Information of Arcelor, Arcelor’s Affiliates, the Business and the Group Members received from or confirmed by Arcelor, Arcelor’s Affiliates or the Group Members and shall not disclose to any Person (other than those of its employees, officers and advisors being in need thereof for the purpose of the Transactions or the rights or obligations under this Agreement or any of the Ancillary Agreements) or use any such Confidential Information for personal advantage (other than enforcement of its rights under this Agreement or any of the Ancillary Agreements), except that Noble and its Affiliates shall be free to use and disclose all or any of such Confidential Information that:

(i)	was already in Noble’s possession at the time of disclosure to Noble or subsequently developed by Noble without reference to and independent of such Confidential Information;

(ii)	is a matter of public knowledge;

(iii)	has been or is hereafter published or otherwise made public other than through Noble or its Affiliates; or

(iv)	is obtained by Noble from a third party not known by Noble to be under a confidentiality obligation to Arcelor or any Arcelor Affiliate;

provided, however, that the exceptions contained in clauses (i) through (iv) above shall not apply to such information or pieces of information which alone would fall within the exceptions but which collectively or in combination with other information would constitute Confidential Information.

The covenants of Noble contained in this Section shall, with respect to Confidential Information concerning only the Group Members or the Business (or both), terminate at the Closing, and (b) shall, with respect to all other Confidential Information of Arcelor or any Arcelor Affiliate, survive the Closing. For the avoidance of doubt, it is acknowledged and agreed that the Confidentiality Agreement is superseded by the provisions of this Section.

8.8	Standstill

Noble’s obligations under Section 6 (Standstill) of the Binding Letter of Intent shall remain in full force and effect and shall survive the execution of this Agreement and the Closing (or the termination of this Agreement) in accordance with its terms.

8.9	Exclusivity

(i)	Noble shall not (and Noble shall cause Noble’s Affiliates not to) directly or indirectly, through any stockholder, officer, director, employee, advisor, financial advisor, representative or agent, (1) solicit, initiate, seek, support or encourage any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Noble Acquisition Proposal or (2) engage in negotiations or discussions concerning, or provide any non-public information with respect to Noble or any Noble Affiliate to any Person making or proposing to make, any Noble Acquisition Proposal. In this Agreement, “Noble Acquisition Proposal” means any inquiry, proposal or offer from any Person regarding any acquisition of majority ownership or voting control of, or all or substantially all of the assets of, or any merger or consolidation with, or liquidation, sale or other disposition, and regardless of the form of the transaction, of Noble.

(ii)

From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Noble shall not (1) approve or recommend, or propose publicly to approve or recommend, any Noble Acquisition Proposal or (2) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Noble Acquisition Proposal, other than, in the case of both clauses (i) and (ii), in respect of a Noble Acquisition Proposal that is a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any Noble Acquisition Proposal that the board of directors of Noble determines, in its reasonable, good faith judgment, to be more favorable to Noble’s stockholders from a financial point of view than the terms of the Transactions.

(iii)	Noble shall notify Arcelor promptly (but in no event later than two Business Days) after receipt by Noble or any of Noble’s Affiliates (or by any of their directors or officers or counsel, advisors or agents) of any Noble Acquisition Proposal or any request for non-public information in connection with a Noble Acquisition Proposal or for access to the properties, books or records of Noble or any Noble Affiliate by any Person or entity that informs Noble or any of Noble’s Affiliates (or any of their directors or officers or counsel, advisors or agents) that it is considering making, or has made, a Noble Acquisition Proposal. Such notice to Arcelor shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall provide Arcelor with copies of all documents received from any Person that is considering making or has made a Noble Acquisition Proposal. Noble shall keep Arcelor fully informed, on a current basis, of the status and details of any Noble Acquisition Proposal or indication or request.

(iv)	If Noble’s directors determine in good faith that it is necessary to do so in order to act in a manner consistent with their fiduciary duties under applicable law, then Noble may, in response to a Superior Proposal, (1) furnish information with respect to Noble to any Person making a Superior Proposal, (2) participate in discussions or negotiations regarding such Superior Proposal and (3) postpone the Noble’s Stockholders Meeting for a reasonable period of time necessary to consider the Superior Proposal as provided herein. Furthermore, nothing in this Section 8.9 shall prohibit Noble from, following advance written notice to Arcelor following Noble’s decision to do so, (A) making any disclosure to Noble’s stockholders that Noble’s directors determine in good faith is necessary to make in order to act in a manner consistent with their fiduciary obligations under applicable law and (B) facilitating such due diligence inquiries and reviews in response to Noble Acquisition Proposals as Noble’s directors determine in their good faith judgment to be required by their fiduciary duties under applicable law.

(v)	Before Noble agrees to any Noble Acquisition Proposal, Noble shall consider modified terms for the Transactions or terms for a possible alternative transaction, or both, offered at any time by Arcelor during the week following submission of the details of the Noble Acquisition Proposal to Arcelor in accordance with clause (iii) above, and Noble shall not enter into or agree to any Noble Acquisition Proposal during such period. The foregoing restriction shall apply to each and every Noble Acquisition Proposal, including any Noble Acquisition Proposal made by a third party that varies from a prior offer made by the same third party.

(vi)

If Noble’s directors determine in their good faith judgment that they are required to do so in order to comply with their fiduciary duties to Noble’s stockholders under applicable law or rules of securities exchanges, then Noble’s board of directors may terminate this Agreement and enter into an agreement regarding a Superior Proposal; provided, however, that Noble shall not terminate this Agreement nor accept a Superior Proposal unless (1) Noble, after receiving such Superior Proposal, promptly notifies Arcelor in writing, at least five Business Days before taking action, of its intention to do so in response to such Superior Proposal and attaches the most current version of any proposed agreement or a detailed summary of all material terms of any such Noble Acquisition Proposal and the identity of the offeror, and (2) Arcelor does not make, within five Business Days after its receipt of written notification, an offer that is, in the good faith opinion of the board of directors of Noble, at least as favorable to the stockholders of Noble as such Superior Proposal.

(vii)	Except as expressly permitted by this Section 8.9, Noble’s board of directors shall not (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Arcelor, the approval or recommendation of Noble’s board of directors of the Transactions or this Agreement, (2) approve or recommend, or propose publicly to approve, recommend or support any Noble Acquisition Proposal or (3) cause Noble to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement, contract or commitment related to any Noble Acquisition Proposal.

9.	CONDITIONS PRECEDENT TO ARCELOR’S OBLIGATIONS

The obligation of Arcelor to consummate the Transactions is subject to the fulfillment or waiver by Arcelor prior to or at the Closing of the following conditions:

9.1	Noble’s Performance

(a) The representations and warranties of Noble contained in this Agreement and in any written document delivered by Noble to Arcelor pursuant to this Agreement that are not qualified by materiality or a Noble Material Adverse Effect or words of like import shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects at and as of such date), and those qualified by materiality or a Noble Material Adverse Effect or words of like import shall be true and correct as so qualified at and as of the Closing as though made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as so qualified at and as of such date), except for breaches that are not, when considered in the aggregate, material and adverse to the business of Noble or the ability of Noble to consummate the Transactions.

(b) Noble shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Noble at or before the Closing.

9.2	Consents and Approvals

Arcelor, Noble and, if and to the extent applicable, Arcelor’s Affiliates and Noble’s Affiliates, shall have obtained all consents, authorization and approvals listed in Exhibit 9.2 (the “Required Consents”).

9.3	Stockholder Approval

Noble’s stockholders shall have approved the Transactions and the issuance of the Exchange Shares and related Transactions in accordance with Nasdaq rules and applicable law.

9.4	Debt Financing

Noble shall have obtained not less than $125 million (or the equivalent in euro) in debt financing for the Transactions contemplated by this Agreement on commercially reasonable terms that are reasonably acceptable to Arcelor.

9.5	No Material Adverse Change

There shall have occurred no Noble Material Adverse Effect between December 31, 2006 and the Closing Date.

9.6	No Material Competition Obligation

No Material Competition Obligation shall have been imposed upon Arcelor, Noble or any of their respective Affiliates as a condition to consent or approval to the Transactions. For the avoidance of doubt, the existence of the Department of Justice Consent Decree or the imposition of any other Material Competition Obligation relating to Powerlasers (or Dofasco) shall not be deemed to prevent fulfillment of this condition.

9.7	No Order Enjoining Transactions

No order enjoining any of the Transactions shall have been entered and remain in effect.

9.8	Arcelor’s Nominees to Serve on Noble’s Board and Committees

Arcelor’s nominees to serve on Noble’s board of directors and board committees, including Arcelor’s nominee to serve as vice chairman of the board, shall have been duly elected as contemplated by the Standstill and Stockholder Agreement referred to in Section 16.5.

10.	CONDITIONS PRECEDENT TO NOBLE’S OBLIGATIONS

The obligation of Noble to consummate the Transactions is subject to the fulfillment or waiver by Noble prior to or at the Closing of the following conditions:

10.1	Arcelor’s Performance

(a) The representations and warranties of Arcelor contained in this Agreement and in any written document delivered by Arcelor to Noble pursuant to this Agreement that are not qualified by materiality or a Business Material Adverse Effect or words of like import shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct at and as of such date), and those qualified by materiality or a Business Material Adverse Effect or words of like import shall be true and correct as so qualified at and as of the Closing as though made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as so qualified at and as of such date), except for breaches that are not, when considered in the aggregate, material and adverse to the Business or the ability of Arcelor to consummate the Transactions.

(b) Arcelor shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Arcelor at or before the Closing. For the avoidance of doubt, with respect to the Reorganization, Arcelor shall have caused the Reorganization to have been completed in accordance with Article 2.

10.2	Consents and Approvals

Noble, Arcelor and, if and to the extent applicable, Arcelor’s Affiliates and Noble’s Affiliates, shall have obtained all Required Consents. With respect to every material lease contract covering real property that is listed in Section 5.9 of the Arcelor Disclosure Document, if a Group Member is not the lessee party to such contract at the date of this Agreement, then the contract shall have been assigned to a Group Member as lessee.

10.3	Stockholder Approval

Noble’s stockholders shall have approved the Transactions and the issuance of the Exchange Shares and related Transactions in accordance with Nasdaq rules and applicable law.

10.4	Debt Financing

Noble shall have obtained not less than $125 million (or the equivalent in euro) in debt financing for the Transactions contemplated by this Agreement on commercially reasonable terms reasonably acceptable to Noble.

10.5	No Material Adverse Change

There shall have occurred no Business Material Adverse Effect between December 31, 2006 and the Closing Date.

10.6	No Material Competition Obligation

No Material Competition Obligation shall have been imposed upon Noble or any of its Affiliates as a condition of approval or consent to the Transactions. For the avoidance of doubt, the existence of the Department of Justice Consent Decree or the imposition of any other Material Competition Obligation relating to Powerlasers (or Dofasco) shall not be deemed to prevent fulfillment of this condition.

10.7	No Order Enjoining Transactions

No order enjoining any of the Transactions shall have been entered and remain in effect.

10.8	Sufficient Workforce Remaining After Closing

Sufficient workforce shall be available to continue operation of the Business after the Closing Date consistent with past practice of the Business and as proposed to be conducted. Such of the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document as shall have been identified to Arcelor by Noble in a writing (indicating whether or not this condition has been satisfied with respect to each such Key Employee) delivered not later than April 30, 2007 shall have executed employment agreements with Noble or a Group Member effective as of the Closing Date or shall have provided other assurances reasonably acceptable to Noble that they will become so employed as of the Closing Date.

10.9	Skandalaris’ Nominee to Serve on Noble’s Board and Committees

The nominee of Mr. Robert L. Skandalaris to serve on Noble’s board of directors and board committees shall have been duly elected, as required by the Standstill and Stockholder Agreement referred to in Section 16.5, and Mr. Skandalaris shall have been duly elected or appointed to the board and committee positions designated for him in that agreement.

10.10	Group Member Boards

Any directors of the Group Members reasonably requested by Noble not less than ten Business Days prior to the Closing to be removed shall have been removed by Arcelor or shall have resigned from office at or prior to the Closing.

11.	CLOSING

11.1	Time and place for Closing

The closing of the Transactions (the “Closing”) shall take place at the offices of Foley & Lardner LLP located at 500 Woodward Avenue, Suite 2700, in Detroit, Michigan (or at such other place as to which the parties may agree), at 9:00 a.m., local time, on the Closing Date. If the Closing is postponed, then all references to the Closing Date in this Agreement shall refer to the postponed date.

11.2	Items to be Delivered and Actions to be Taken by Arcelor

At the Closing, Arcelor shall:

(i)	deliver to Noble a certificate of an executive officer of Arcelor dated the Closing Date in the form attached as Exhibit 11.2(i), certifying the fulfillment of the conditions set forth in Section 10.1;

(ii)	deliver to Noble BV a duly executed notarial deed of transfer evidencing the transfer of all of the outstanding Shares of Holding to Noble BV along with a copy of all pages of the share register of Holding reflecting the change of ownership of such Shares;

(iii)	deliver to Noble LLC a duly executed assignment, in conventional form, of the sole membership interest in TSA;

(iv)	deliver to Noble a legal opinion or opinions in form and substance reasonably satisfactory to Noble;

(v)	deliver to Noble reasonable evidence that the condition stated in Section 10.10 has been satisfied;

(vi)	deliver to Noble each of the Ancillary Agreements, executed by Arcelor, Concerned Arcelor Affiliates or Group Members (as the case may be);

(vii)	deliver to Noble an accurate and complete list of all written employment contracts between Arcelor and its Affiliates, on one hand, and any Key Employee or Middle Manager, on the other hand; and

(viii)	deliver to Noble such other certificates and documents as Noble or its counsel may reasonably request.

11.3	Items to be Delivered and Actions to be Taken by Noble

At the Closing, Noble shall:

(i)	deliver to Arcelor a certificate of an executive officer of Noble dated the Closing Date in the form of Exhibit 11.3(i), certifying the fulfillment of the conditions set forth in Section 9.1;

(ii)	cause Noble BV to deliver the Closing Cash as provided in Section 4.2 of this Agreement;

(iii)	cause Noble BV to deliver to Arcelor one or more stock certificates representing the Exchange Shares;

(iv)	deliver to Arcelor a legal opinion or opinions in form and substance reasonably satisfactory to Arcelor;

(v)	deliver to Arcelor each of the Ancillary Agreements, executed by Noble or Noble’s Affiliates (as the case may be);

(vi)	deliver to Arcelor the Noble Note, executed by Noble; and

(vii)	deliver to Arcelor such other certificates and documents as Arcelor or its counsel may reasonably request.

12.	TERMINATION

This Agreement may be terminated only as follows.

12.1	Mutual Written Agreement

The parties may terminate this Agreement by mutual written agreement.

12.2	Termination by Noble

Noble may, without liability to Arcelor, terminate this Agreement by notice to Arcelor:

(i)	if Arcelor is in material breach of this Agreement and either (x) Noble sends written notice requesting that Arcelor cure the breach and the breach is not cured within thirty days thereafter or, if such breach is not capable of cure within such thirty days, Arcelor fails to commence curative action within such thirty days or to pursue it thereafter diligently to completion, or (y) the breach is incapable of being cured;

(ii)	if the Closing shall not have occurred on or before October 1, 2007; provided, however, that Noble may not terminate this Agreement under this subsection 12.2(ii) if Noble’s failure to fulfill any obligation under this Agreement shall have caused the failure of the Closing to occur prior to such date; or

(iii)	upon acceptance by Noble of a Superior Proposal.

12.3	Termination by Arcelor

Arcelor may, without liability to Noble, terminate this Agreement by notice to Noble:

(i)	if Noble is in material breach of this Agreement and either (x) Arcelor sends written notice requesting that Noble cure the breach and the breach is not cured within thirty days thereafter or, if such breach is not capable of cure within such thirty days, Noble fails to commence curative action within such thirty days or to pursue it thereafter diligently to completion, or (y) the breach is incapable of being cured;

(ii)	if the Closing shall not have occurred on or before October 1, 2007; provided, however, that Arcelor may not terminate this Agreement under this subsection 12.3(ii) if Arcelor’s failure to fulfill any obligation under this Agreement shall have caused the failure of the Closing to occur prior to such date.

12.4	Effect of Termination at or Prior to Closing or the Absence of Closing

In the case of termination or absence of Closing on or before October 1, 2007 because of Arcelor’s material breach and upon demand by Noble, Arcelor shall pay Noble, as Noble’s exclusive remedy for such breach and termination, the amount of Noble’s reasonable out-of-pocket expenses actually incurred by Noble in connection with the proposed transaction, including the negotiation of this Agreement and Noble’s due diligence examination after July 31, 2006, not to exceed $5,000,000 in the aggregate.

In the case of termination or absence of closing on or before October 1, 2007 because of either Noble’s material default or material breach or Noble’s termination of the Agreement because of a Superior Proposal and upon demand by Arcelor, Noble shall pay Arcelor, as Arcelor’s exclusive remedy for such breach and termination, the amount of Arcelor’s reasonable out-of-pocket expenses actually incurred by Arcelor in connection with the proposed Transactions after July 31, 2006 (other than expenses incurred by Arcelor relating to the Department of Justice Consent Decree or its effect upon the Transactions, specifically including the matters related to Powerlasers contemplated by the initial letter of intent between Arcelor and Noble dated July 19, 2006), not to exceed $5,000,000 in the aggregate.

If this Agreement shall be terminated, then each party shall:

(i)	redeliver all documents, work papers and other materials of any other party relating to the Transactions, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

(ii)	destroy all documents, work papers and other materials developed by its auditors, agents and employees in connection with the Transactions which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom.

13.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

13.1	Survival of Arcelor’s Representations and Warranties

Arcelor’s representations and warranties set forth herein shall survive for fifteen months from the Closing Date, except that Arcelor’s representations and warranties in Section 5.10 (Environmental) shall survive five years, the representations and warranties in Section 5.23 (Tax) shall survive for the applicable statute of limitations in the relevant jurisdiction, and the representations and warranties in Sections 5.5 (Title to Purchase Shares) and 5.6 (Ownership of the Companies) shall survive indefinitely.

13.2	Survival of Noble’s Representations and Warranties

Noble’s representations and warranties set forth herein shall survive for fifteen months from the Closing Date, except that Noble’s representations and warranties in Sections 6.11 (Environmental) shall survive for five years, the representations and warranties in Section 6.24

(Tax) shall survive for the applicable statute of limitations in the relevant jurisdiction, and the representations and warranties in Sections 6.5 (Exchange Shares) and 6.6 (Ownership of Subsidiaries) shall survive indefinitely.

13.3	Breach of Representations and Warranties

If either Arcelor or Noble shall deliver to the other a written notice of breach of the other’s representations or warranties, specifying the nature of the breach, prior to expiration of such other party’s liability, as set forth above, such liability shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

14.	INDEMNIFICATION

14.1	Treatment of Retained Liabilities, Excluded Assets and Certain Other Matters

Following the Closing, Arcelor shall indemnify, defend and hold harmless Noble and the Group Members from and against all Retained Liabilities of the Group Members and the Business as of the Closing, as well as any losses and costs resulting from such Retained Liabilities. Arcelor’s obligation to indemnify, defend and hold harmless Noble and the Group Members from and against Retained Liabilities shall expire on the third anniversary of the Closing Date, provided that, if Noble shall deliver to Arcelor a written notice of claim for indemnification against any Retained Liability, specifying the nature of the Retained Liability, prior to such expiration, then Arcelor’s obligation shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

Following the Closing, Noble shall transfer to Arcelor, or to an Arcelor Affiliate identified by Arcelor, any and all Excluded Assets (or the proceeds thereof) that come to Noble’s attention during such period. This obligation of Noble shall expire on the third anniversary of the Closing Date, provided that, if either Noble or Arcelor shall deliver to the other a written notice of Arcelor’s entitlement to any Excluded Asset (or the proceeds thereof), specifying the nature of the Excluded Asset, prior to such expiration, then Noble’s obligation shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

Arcelor shall indemnify, defend and hold harmless Noble and the Group Members from and against all losses and costs, in the aggregate amount of up to $1,300,000, actually incurred by Noble and the Group Members in connection with the matters described in Section 14.1 of the Arcelor Disclosure Document and claimed by Noble prior to the date which is 27 months after the Closing Date. Noble agrees to consult reasonably with Arcelor as provided therein.

14.2	Indemnification for Breach by Arcelor

If Arcelor or any of its Affiliates breaches or has breached any of its representations, warranties, covenants, undertakings or other agreements under this Agreement or under the Intellectual Property License Agreement, then, following the Closing, Arcelor shall (without duplication) indemnify, defend and hold harmless Noble or any Group Member from and against any loss, damage, cost (including an additional Tax) or expense (including legal fees), each being a “Loss,” suffered or incurred by Noble or such Group Member (as the case may be) as a result of such breach to the extent, and only to the extent, that such Loss individually (or together with all related Losses) exceeds $30,000. When calculating a Loss from a breach of the representations, warranties, covenants, undertakings or other agreements of Arcelor, the provisions of Section 14.4 shall apply.

14.3	Indemnification for Breach by Noble

If Noble or any of its Affiliates breaches or has breached any of its representations, warranties, covenants, undertakings or other agreements under this Agreement or under the Intellectual Property License Agreement, then, following the Closing, Noble shall (without duplication) indemnify, defend and hold harmless Arcelor and Arcelor’s Affiliates from and against any Loss suffered or incurred by Arcelor or any Arcelor Affiliate (as the case may be) as a result of such breach to the extent, and only to the extent, that such Loss individually (or together with all related Losses) exceeds $30,000. When calculating a Loss from a breach of the representations, warranties, covenants, undertakings or other agreements of Noble, the provisions of Section 14.4 shall in all events apply.

14.4	Threshold for Indemnification Claims

Noble and Arcelor shall be obligated to provide indemnification pursuant to Sections 14.2 and 14.3 when the aggregate amount of all indemnifiable Losses (but for this Section 14.4) of the indemnified party resulting from one or more breaches of the representations, warranties, covenants, undertakings and other agreements of the indemnifying party have exceeded $850,000 in the aggregate, at which time the indemnifying party shall be obligated to indemnify the other for the full amount of all such indemnifiable Losses (i.e., from the first dollar of Loss). The parties agree that Arcelor’s obligation to pay, satisfy and indemnify the Group and Noble against all Retained Liabilities, as well as any losses and costs resulting from such Retained Liabilities, and that Noble’s obligation to transfer to Arcelor, or to an Arcelor Affiliate identified by Arcelor, Excluded Assets (or the proceeds thereof), and that Arcelor’s obligation to indemnify Noble and the Group Members for the matters described in Section 14.1 of the Arcelor Disclosure Document, in each case as provided in Section 14.1, shall not be limited by this Section 14.4, nor shall this Section 14.4 limit any remedy for the breach of any covenant, undertaking or other agreement to the extent such covenant, undertaking or other agreement contemplates performance in full or in part after Closing.

14.5	Limitation on Indemnification Claims

Each party’s maximum aggregate liability for claims for breaches of representations and warranties, covenants, undertakings and other agreements evidenced by this Agreement (including the agreements evidenced by Section 14.1 and the agreements evidenced by Article 15), whether they contemplate performance before Closing or after Closing, shall be $33,000,000, except for claims of fraud or, with respect to Shares, breach of warranty as to title, due authorization or absence of Liens.

14.6	Procedure for Indemnification Claims Involving a Claim by a Third Party

Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim by a third party for which indemnification is provided in this Agreement, except for Tax matters covered by Article 15 of this Agreement, the indemnified party shall give written notice to the indemnifying party of the commencement of such action. The failure of the indemnified party to notify the indemnifying party of any such action shall not relieve the indemnifying party from any liability for indemnification except to the extent that the indemnifying party has been materially prejudiced by such failure. The indemnifying party shall be entitled to assume the defense of such action, and after notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there are one or more legal or equitable defenses available to the indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation is likely to have a material effect upon matters beyond the scope of the indemnity provided hereunder, the indemnified party shall have the right to participate therein with legal counsel of its choice, and the indemnifying party shall reimburse the indemnified party for that portion of the reasonable fees and expenses of any law firm retained by the indemnified party that are paid by the indemnified party as a result of the breach covered by the indemnity provided hereunder. If the indemnifying party assumes the defense of a claim by a third party, the indemnified party shall agree to any settlement, compromise or discharge of a claim which the indemnifying party may recommend that has as the sole remedy monetary damages, that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that has no finding or admission of any violation of any law or regulation or of the rights of any Person and no effect on any other claims that may be made against the indemnified party. If the indemnifying party elects not to assume the defense of a claim, it shall not be obligated to pay or reimburse more than the reasonable fees and expenses of one law firm with respect to such claim.

14.7	Effect of Insurance

If an indemnified party shall have received any indemnification payment pursuant to this Article 14 with respect to any Loss, then such indemnified party shall, upon written request by the indemnifying party, assign to such indemnifying party (to the extent of the indemnification payment) any claim that such indemnified party may have under any applicable insurance policy that provides coverage for such Loss to the extent of such indemnification payment. Such indemnified party shall use its commercially reasonable efforts and reasonably cooperate (at the expense of the indemnifying party) to collect under such insurance policy. If any indemnified party shall have received any indemnification payment pursuant to this Article 14 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such indemnified party shall promptly pay over to the indemnifying party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount of such indemnification payment.

14.8	Sole and Exclusive Remedy

Other than with respect to the Tax matters covered by Article 15 of this Agreement, the obligations of Arcelor and Noble under this Article 14 shall, following the Closing, constitute the sole and exclusive remedies for monetary damages available for Noble and Arcelor with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement, except for a claim of fraud or, with respect to Shares, breach of warranty as to title, due authorization or absence of Liens.

14.9	Certain Insurance Matters

(a) Arcelor and its Affiliates have maintained certain insurance coverage provided by third-party insurers (including product liability, stop loss, excess liability and umbrella coverage) for certain Liabilities arising out of occurrences prior to the Closing Date and relating to the Business (the “Insurance Coverage”). Arcelor agrees to take, at no cost to Arcelor, such action as may be reasonably necessary to maintain the Insurance Coverage after the Closing for Noble and not to voluntarily relinquish or terminate such Insurance Coverage. To the extent that any claim with respect to such Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring prior to the Closing Date is made against Noble, any of its Affiliates, Arcelor or any of its Affiliates, and the Insurance Coverage by its terms applies to such claim (any such claim being an “Insurance Coverage Claim”), Arcelor shall submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable efforts to obtain the maximum recovery from the provider of the related Insurance Coverage. Noble shall reimburse Arcelor for any applicable administrative and processing fees or other costs and expenses imposed by the insurer and paid by Arcelor relating to Insurance Coverage Claims and the processing thereof, provided however, that no litigation shall be commenced against any such insurer relating to an Insurance Coverage Claim absent the prior written consent of Arcelor (which consent shall not be unreasonable withheld or delayed). In addition, Arcelor agrees to cooperate with Noble to make the benefits of the Insurance Coverage available to Noble (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Closing, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Closing Date. In the event that (i) Arcelor receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claim thereunder and (ii) such claim has been paid by Noble, Arcelor shall promptly pay or reimburse Noble with respect to the amount so paid by Noble, net of any applicable administrative or processing fees or other costs and expenses of Arcelor relating thereto.

(b) With respect to Noble’s obligation to pay or reimburse Arcelor for any amounts described in this Section (the “Reimbursed Amounts”), Arcelor and Noble agree that (i) Arcelor will invoice Noble monthly for all Reimbursed Amounts paid or incurred by Arcelor with appropriate supporting details and (ii) Noble agrees to pay the amount reflected on each such invoice as promptly as practicable and in any event within ten days of receipt of the invoice with appropriate supporting details.

(c) In the event that Noble or any or its Affiliates or representatives takes or fails to take any action that results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, then Arcelor’s obligations pursuant to this Section with respect to any such Insurance Coverage Claim shall immediately terminate and be of no further force and effect.

(d) Noble expressly acknowledges and agrees that (i) in no event shall Arcelor be required to pay, or be held responsible for, any self-insured retention amount or deductible payable with respect to any Insurance Coverage Claim and (ii) Noble shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim. Noble further acknowledges and agrees that Noble shall reimburse Arcelor for any self-insured retention amount or deductible described in this subsection (d) that is paid by Arcelor.

(e) Noble acknowledges that, as of the Closing Date, Arcelor may remove the Business from the Insurance Coverage to the extent that the Insurance Coverage relates to periods arising at any time on or after the Closing Date. Accordingly, Noble acknowledges that no Insurance Coverage shall be available to Noble with respect to any injury, loss or damage that Noble, Noble BV, Noble LLC or any of the Group Members may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to the Business at any time on or after the Closing Date.

15.	TAX MATTERS

15.1	Indemnification

(a) Arcelor shall be responsible for and shall defend, indemnify and hold harmless Noble and Noble’s Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Noble Indemnitees”) from and against, and shall pay, all Taxes of, or with respect to, or payable by, any Group Member (other than Taxes reflected on the Closing Financial Statements) that are either (i) attributable to any pre-Closing period (and, as such, are Retained Liabilities), (ii) Taxes of a Person other than a Group Member, if a Group Member is liable for the payment of such Taxes as a result of the Group Member’s having been affiliated with such Person prior to the Closing, (iii) Taxes arising by virtue of any tax sharing agreement (excluding this Agreement and the Ancillary Agreements) entered into by any Group Member on or prior to the Closing Date or (iv) attributable to the Reorganization. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Group Members for the pre-Closing period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Group Members for a Straddle Period that relates to the pre-Closing period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Noble shall defend, indemnify and hold harmless Arcelor and Arcelor’s Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Arcelor Indemnitees”) from and against, and pay or reimburse Arcelor for any and all Taxes paid by the Arcelor Indemnitees that are, Permitted Liabilities.

15.2	Tax Returns, Elections, Etc.

(a) Arcelor shall have the exclusive authority and obligation on behalf of the Group Members to prepare, execute and timely file, or cause to be prepared, executed and timely filed, all Tax Returns that are due on or before the Closing Date. Arcelor will not amend, and will not permit any Group Member to amend, any of the Group Members’ Tax Returns after the date hereof without Noble’s written consent (which consent shall not be withheld unless the amendment would subject Noble to an actual or contingent Tax not indemnified by Arcelor or to an indemnity claim under this Agreement).

(b) Except as provided in Section 15.2(a), Noble shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or relating to the Group Members required to be filed after the Closing Date. Any such Tax Return prepared by Noble with respect to a pre-Closing period shall be prepared by treating items on such Tax Return in a manner consistent with the prior practice and positions of the relevant Person(s) unless such treatment is no longer permitted by applicable law. Noble will not amend, and will not cause any Group Member to amend, any such Tax Return with respect to a pre-Closing period without Arcelor’s written consent (which consent shall not be withheld unless the amendment would subject Arcelor to an actual or contingent Tax not indemnified by Noble or to an indemnity claim under this Agreement). With respect to any such Tax Return which includes a pre-Closing Period for which Arcelor may be required to indemnify Noble, Noble shall provide Arcelor with draft copies of such Tax Returns and an opportunity to review and comment on such Tax Returns at least 30 days prior to the date for filing such Tax Returns and all such comments as are made by Arcelor in the course of preparing such Tax Returns shall be reflected on such Tax Returns as filed to the extent allowed by the tax laws in the jurisdiction where such Tax Returns are filed.

15.3	Tax Audits, Assistance and Cooperation

(a) Arcelor or Noble, as the case may be, shall notify the other not later than 20 days after receipt by it or any of its Affiliates of written notice of any pending or threatened federal, state, local or foreign Tax audit, examination, notice of deficiency or other adjustment, assessment or redetermination (each, a “Tax Matter”) relating to Taxes for which such other party or its Affiliates may be responsible under Section 15.1.

(b) Arcelor shall have the sole right to control, contest, resolve and defend against any Tax Matter relating to Taxes of any Group Member for which Arcelor is obligated to indemnify Noble under Section 15.1 and against any Tax Matter relating to a Permitted Liability that is a Tax to the extent such Permitted Liability relates to any pre-Closing period, and to employ counsel of its choice at its own expense; provided, however, that (i) Arcelor shall keep Noble informed with respect to the commencement, status and nature of any such Tax Matter, notify Noble of significant developments with respect to such Tax Matter and consult with Noble with respect to any issue that could reasonably be expected to have a material cost to Noble or any Group Member, and (ii) neither Arcelor nor any Arcelor Affiliate shall enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that any such settlement or compromise could reasonably be expected to have a material cost to Noble or any Group Member without consulting Noble.

(c) Noble shall have the sole right to control all Tax Matters described in this Section 15.3 not controlled by Arcelor pursuant to Section 15.3(b).

(d) After the Closing Date, each of Arcelor and Noble shall (and shall cause their respective Affiliates, including each of the Group Members, to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing or filing (or both) in accordance with Section 15.2;

(ii) maintain and make available to the other party, on such other party’s reasonable request, copies of any and all information, books and records necessary to prepare or file (or both) any Tax Return or to respond to audits by any governmental authority, for the full period of the applicable statute of limitations, including any extensions thereof, with respect to the relevant Taxes; after expiration of the applicable statute of limitations, Arcelor or Noble may dispose of such information, books and records, provided that, prior to such disposition, the disposing party shall give the other party the opportunity to take possession of such information, books and records;

(iii) upon reasonable notice and without undue interruption to the business of such party or the Group Members, as the case may be, provide access during normal business hours to the books and records of such party or the Group Members relating to the Taxes of the Group Members prior to the Closing Date;

(iv) promptly furnish the other party with copies of all correspondence received from any governmental authority in connection with any Tax Matter relating to the Group Members or information request with respect to any taxable period for which the other party may have a liability under Section 15.1; and

(v) timely provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 15.3.

15.4	Disputes

If the parties disagree as to the calculation of any amount relating to Taxes governed by Section 15.1, the parties shall promptly consult with each other and endeavor in good faith, for a period of 30 days, to resolve any such disagreements (each disagreement not so resolved being a “Tax Dispute”). Thereafter, either party may submit the resolution of any Tax Dispute to an arbitrator (the “Tax Arbitrator”), which shall be the New York office of PricewaterhouseCoopers LLP or, if that firm is unable to accept the engagement due to a conflict of interest, the New York office of Ernst & Young LLP, to resolve the dispute. The Tax Arbitrator shall only be authorized as directed by the parties on any one issue to either (i) decide in favor of and choose the position of either of the parties or (ii) decide upon a compromise position within the range of positions presented by the parties to the Tax Arbitrator. The Tax Arbitrator shall base its decision solely upon the presentations of the parties to the Tax Arbitrator at a hearing held before the Tax Arbitrator and upon any materials made available by either party and not upon independent review. The Tax Arbitrator shall be instructed to resolve the Tax Disputes and such resolution shall be (i) set forth in writing and signed by the Tax Arbitrator, (ii) delivered to Noble and Arcelor as soon as practicable after the Tax Dispute is submitted to the

Tax Arbitrator but not later than the 30th day after the Tax Arbitrator is instructed to resolve the Tax Dispute, (iii) made in accordance with this Agreement and (iv) final, binding and conclusive on the parties on the date of delivery of such resolution, not subject to appeal or reconsideration in an action, suit or proceeding brought pursuant to Section 17.7 of this Agreement or otherwise. Any expenses relating to the engagement of the Tax Arbitrator shall be shared equally by the parties.

15.5	Refunds and Tax Credits

Subject to the provisions of Section 15.6, (a) Arcelor shall be entitled to retain, or Arcelor shall be entitled to receive immediate payment from the relevant Group Member or from Noble of, any refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable governmental authorities, attributable to any pre-Closing period, and (b) Noble, or any Group Member, shall be entitled to retain, or shall be entitled to receive immediate payment from Arcelor of, any other refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable governmental authorities, relating to any Group Member.

Noble and Arcelor shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 15.5. Such cooperation shall include providing all relevant information available to Arcelor or Noble, as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to Arcelor or Noble, as the case may be, and in accordance with this provision, any amount received by Noble (or any Group Member) or Arcelor (or any Arcelor Affiliate), as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party that is to enjoy the economic benefit of a refund under this Section shall bear the reasonable out-of-pocket expenses of the other party incurred in seeking such refund. Any dispute regarding a party’s entitlement to a payment in respect of a refund shall be resolved pursuant to the Tax Dispute resolution mechanism in Section 15.4.

15.6	Carrybacks

To the extent permitted by law, Noble shall cause each Group Member to elect to relinquish any carryback of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes arising in a period beginning after the Closing Date to a consolidated, combined or unitary Tax Return for any pre-Closing period. In cases where a Group member is not permitted by law to relinquish the carryback, any net Tax benefit actually realized by Arcelor (reasonably determined by Arcelor and set forth in reasonably detailed calculations provided by Arcelor to Noble) shall be remitted by Arcelor to Noble at the time such Tax benefit is realized.

15.7	Purchase Price Allocation

The parties agree that the Purchase Price shall be allocated among the assets of TSA, of Holding and of each of the Companies as set forth on Exhibit 15.7. The parties further agree that any adjustments to the Purchase Price pursuant to Section 4.3 of this Agreement shall be allocated entirely to goodwill of TSA, Holding and the Companies, as applicable.

16.	FURTHER UNDERTAKINGS BY THE PARTIES

16.1	Efforts to Consummate the Closing

Subject to the terms and conditions herein provided, Noble and Arcelor agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and rules of securities exchanges to cause the conditions to Closing to be satisfied and to consummate the Closing.

16.2	Execution of Transition Services Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.2 of the Arcelor Disclosure Document to execute and deliver, a Transition Services Agreement in substantially the form attached to this Agreement as Exhibit 16.2.

16.3	Execution of Supply and Auto Services Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.3 of the Arcelor Disclosure Document to execute and deliver, a Supply and Auto Services Agreement in substantially the form attached to this Agreement as Exhibit 16.3.

16.4	Execution of Voting and Support Agreement

Upon execution and delivery of this Agreement, Arcelor shall execute and deliver, and Noble shall cause Mr. Skandalaris to execute and deliver, a Voting and Support Agreement in substantially the form attached to this Agreement as Exhibit 16.4.

16.5	Execution of Standstill and Stockholder Agreement

At Closing, Noble shall execute and deliver and shall cause Mr. Skandalaris to execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.5 of the Arcelor Disclosure Document to execute and deliver, a Standstill and Stockholder Agreement in substantially the form attached to this Agreement as Exhibit 16.5.

16.6	Execution of Registration Rights Agreement

At Closing, Noble shall execute and deliver and shall cause Mr. Skandalaris to execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.6 of the

Arcelor Disclosure Document to execute and deliver, a Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit 16.6.

16.7	Execution of Contract Manufacturing Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.7 of the Arcelor Disclosure Document to execute and deliver, a Contract Manufacturing Agreement in substantially the form attached to this Agreement as Exhibit 16.7.

16.8	Execution of Intellectual Property License Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.8 of the Arcelor Disclosure Document to execute and deliver, the Intellectual Property License Agreement.

16.9	Execution of Master Lease Agreement

If and to the extent that access to real property of Arcelor or any of its Affiliates (other than the Group Members) that is adjacent to or contiguous with real property of any of the Group Members will be required after the Closing to provide access to and egress from and to operate and maintain the plants, offices, structures, equipment and inventory of the Group Members as necessary, and for so long as necessary, for the continued conduct of the Business after the Closing in a manner comparable to that conducted immediately before the Closing, then, upon Noble’s request made not later than fifteen months after the Closing Date, Arcelor shall, and shall cause its Affiliates to, execute and deliver one or more real estate license agreements, in form and substance reasonably acceptable to Arcelor and Noble (collectively, the “Master Lease Agreement”), to provide for such access.

16.10	Execution of Assumption Agreement

At Closing, Arcelor shall execute and deliver the Assumption Agreement.

16.11	Execution of Assignment Agreement

At Closing, Arcelor shall cause each Group Member to execute and deliver the Assignment Agreement.

16.12	Publicity

It is acknowledged and agreed that the respective parties pursuant to applicable laws or rules of securities exchanges may be required to make public announcements or statements with respect to this Agreement and the Transactions. Prior to making any public announcement or statement relating to the Transactions, each party agrees to consult with the other party with respect to the detailed content of any such announcement or statement, and, further, to the greatest extent permitted under applicable law, take any comments made or views expressed by the other party into due and careful consideration when making any public announcement or statement.

16.13	Employees

Prior to Closing, the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document shall be offered employment by Noble or a Group Member with the appropriate titles and offices agreed upon in writing by the parties, under an agreement containing customary employment terms and otherwise on terms no less favorable to each such Key Employee in the aggregate than his or her current employment terms. Noble shall make such offers not later than one month after the date of this Agreement and shall make commercially reasonable efforts to employ such Key Employees. Noble shall upon Closing offer to employ, or cause Group Members or other of Noble’s Affiliates to offer to employ, all employees of the Business, with the appropriate compensation levels to be agreed upon by Arcelor and Noble. For this purpose, Noble will provide Arcelor with information on the compensation of Noble’s employees.

Arcelor covenants and agrees with Noble, for itself and on behalf of Arcelor’s Affiliates, to use commercially reasonable efforts (not including financial incentives) to cause all of the employees of the Business to transfer their employment to Noble or the Group Members or other of Noble’s Affiliates upon the Closing.

From the date of this Agreement and for a period of three years after the Closing, Arcelor shall not, and shall cause Arcelor’s Affiliates not to, offer employment to or otherwise induce any of the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document or any of the Middle Managers to terminate his or her employment with Noble or the concerned Group Member without the prior written consent of Noble, except as provided in the next paragraph.

Nothing in this Agreement shall prohibit Arcelor and Arcelor’s Affiliates from employing any individual who has responded to a general solicitation or advertisement of employment or who has terminated employment with Noble and the Group without any inducement or encouragement by or interference by Arcelor and Arcelor’s Affiliates. Arcelor shall (or shall cause one of Arcelor’s Affiliates to) use commercially reasonable efforts to offer employment to, and to employ, any Middle Manager or any Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document if and when, during the period of two years after the Closing, either Noble or such individual shall solicit Arcelor to employ such individual; and, if Noble so requests, Arcelor shall use commercially reasonable efforts to encourage the individual to remain employed by Noble for up to one year and shall hold Arcelor’s employment offer open for such period. Arcelor and Arcelor’s Affiliates shall be under no obligation by reason of this Agreement to offer employment to, or to employ, any such individual in any particular position or employment classification or at any particular or classified rate of compensation. No individual shall have any legal or equitable right, remedy or claim against any party to this Agreement or against any of Arcelor’s Affiliates or Noble’s Affiliates by reason of this Section 16.13.

16.14	Use of Trademarks, Etc.

As promptly as practicable after the Closing, Noble shall cause the Group Members to revise trademarks and product literature, change signage and stationery and otherwise discontinue use of all trademarks, trade names, service marks and logos constituting Excluded Assets; provided that for a period of 90 days from the Closing Date, the Group Members may consume stationery and similar supplies on hand as of the Closing Date that contain such Excluded Assets so long as such items are overstamped or otherwise appropriately indicate that the Group Members are then owned by Noble.

17.	MISCELLANEOUS

17.1	Expenses

Except as otherwise provided in this Agreement, whether or not the Closing is consummated and except as otherwise provided in this Agreement, each of the parties shall pay all of its own legal, accounting and consulting fees and other costs and expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement, including all transfer Taxes, stamp Taxes, excise Taxes, filing fees and any other government charges or imposts of any nature whatsoever imposed on it in connection with the Transactions. Arcelor shall pay all costs and expenses related to the Reorganization, including intellectual property registration fees, real estate registration costs and any notarial and stamp fees. Arcelor and Noble shall share equally any filing fees under the HSR Act related to Arcelor’s acquisition of the Exchange Shares and any SEC filing fees related to the Proxy Statement. At the Closing, Noble shall reimburse Arcelor for the Consultant’s fees and expenses incurred in connection with the Consultant’s due diligence examination in an amount not to exceed $100,000 in the aggregate.

17.2	Waiver

Any extension of the time for or waiver or modification of the performance of any of the obligations or other acts of a party hereto and any waiver of any inaccuracy in the representations and warranties contained in this Agreement or in any Ancillary Agreement shall be effective only if set out in a writing signed by the party to be bound thereby.

17.3	Notices

All notices, requests or other communications hereunder shall be in writing (including facsimile transmission or electronic mail transmission, so long as confirmation of receipt of such facsimile or electronic mail transmission is received) and shall be given, as follows:

If to Arcelor, then to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, France

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

e-mail: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

e-mail: guillaume.vercaemer@arcelor.com

With a copy (which shall not constitute notice) to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

USA

Attention: Garry P. McCormack, Esq.

Fax: +1 212.335.4501

E-mail: garry.mccormack@dlapiper.com

If to Noble, then to:

Noble International, Ltd.

28213 Van Dyke Avenue

Warren, MI 48093

USA

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, MI 48226

USA

Attention: Patrick Daugherty, Esq.

Fax: +1 313.234.2800

E-mail: pdaugherty@foley.com

or to such other address, facsimile number or e-mail address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given. Any notice, request or other communication hereunder shall be deemed to be received: (i) if made by certified mail, postage prepaid and return receipt requested, on the date of receipt thereof; and (ii) if (x) made by facsimile, on the date of receipt of such facsimile as evidenced by the receipt issued by the sender’s fax machine or (y) made by electronic mail, on the date of receipt evidenced by return electronic mail of the recipient acknowledging receipt, unless the sender failed to send a confirmation and copy of such notice, request or other communication by certified mail, postage prepaid and return receipt requested no later than the Business Day next succeeding the date on which such facsimile or electronic mail has been sent, in which case such notice, request or other communication shall be deemed to be received on the date of the receipt thereof by certified mail, postage prepaid and return receipt requested; provided that if any such date of receipt is not a Business Day in the location of receipt, then such notice, request or other communication hereunder shall be deemed to be received on the next succeeding Business Day. Any counsel designated respectively by Noble or Arcelor above, or such counsel designated by notice to the other parties, is hereby authorized to give notice hereunder on behalf of its respective client.

17.4	Entire Agreement

This Agreement and the Exhibits hereto, the Ancillary Agreements, the Arcelor Disclosure Document and the Noble Disclosure Document embody the entire agreement among the parties with respect to the subject matter hereof and supersede all other agreements, representations or warranties, oral or written, between the parties other than those set forth or provided for therein, including the Confidentiality Agreement and the Binding Letter of Intent. This Agreement may not be modified or changed, in whole or in part, except by a supplemental writing signed by each of the parties.

17.5	Powerlasers

(a) If Arcelor is permitted to directly or indirectly sell the shares of Powerlasers to Noble, then Noble shall purchase such shares from Arcelor (or from Dofasco, as the case may be). In connection with the sale and purchase of Powerlasers, Arcelor will represent and warrant to Noble that (i) the Powerlasers business, assets and assumed Liabilities as of the closing do not include any Liabilities other than employment-related liabilities and trade payables other than transaction costs, and (ii) Powerlasers has sufficient, positive net working capital to continue operation of its business consistent with past practice. The definitive agreement governing the sale of Powerlasers shall contain substantially the same representations, warranties and conditions as this Agreement, except that the Powerlasers agreement (x) will include reasonable adjustments based on the smaller size of the Powerlasers transaction and (y) will not include a material adverse change condition, except with respect to any event occurring in 2007 that would have a material adverse effect (other than a reduction in EBITDA) on the Powerlasers business, considered as a whole.

(b) Accordingly, if Arcelor is permitted directly or indirectly to sell Powerlasers to Noble, the aggregate consideration payable by Noble for purchase of all the shares of Powerlasers will be Noble’s one-year promissory note for $50 million, bearing interest at the prime rate and subordinated in favor of Noble’s senior credit facilities (which note shall be transferable to Arcelor or its Affiliates), to be delivered at closing of the purchase and sale of Powerlasers. If the audited 2006 EBITDA of Powerlasers is less than (Canadian) $7,750,000, then such note shall be for a principal amount of (a) $50,000,000 US dollars less (b) the US dollar equivalent of the product of (i) 6.5 times (ii) the difference between (Canadian) $7,750,000 and the audited 2006 EBITDA of Powerlasers.

(c) Moreover, if Arcelor is permitted directly or indirectly to sell Powerlasers to Noble, then the parties shall use commercially reasonable efforts to cause the closing to occur within sixty days after Arcelor notifies Noble that Arcelor has become able to sell Powerlasers, but no sooner than sixty days after the Closing.

17.6	Dofasco

To the extent permitted by applicable law and with specific reference to the Copperweld business owned by Dofasco, Arcelor agrees to use such influence as it may have and is legally permitted to use as beneficiary of the trust that owns Dofasco to encourage Dofasco to cooperate lawfully with Noble, after the Closing, relative to the development and commercialization of structural tube technology.

References in this Agreement to actions that a party hereto is to take or refrain from taking are intended to include, where the context requires, such party’s causing one or more of its Affiliates to take or refrain from taking such action, but they exclude efforts or action on the part of any party, Affiliate or other Person that would violate applicable law.

17.7	Parties in Interest; Nonassignability

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party without the prior written consent of the other party, except that either party may assign any rights under this Agreement to any direct or indirect, wholly-owned subsidiary of such party and either party may perform its obligations under this Agreement through one or more of its wholly-owned subsidiaries. Nothing contained in this Agreement is intended to confer any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement upon any Person other than (a) the parties to this Agreement, (b) other parties to which rights are specifically granted in this Agreement (for example, rights of Arcelor’s Affiliates and Group Members to indemnification) and (iii) such parties’ and such other parties’ respective successors and permitted assigns.

17.8	Governing Law; Venue; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Ancillary Agreements, other than the Assignment Agreement, the Assumption Agreement, the Intellectual Property License Agreement, the Supply and Auto Services Agreement, the Contract Manufacturing Agreement, the Transition Services Agreement and the Master Lease Agreement (collectively, the “French Agreements”), shall be governed by and construed in accordance with the laws of the State of New York. Each of the French Agreements shall be governed by and construed in accordance with the laws of the Republic of France.

(b) Each party (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if that court shall decline jurisdiction, then the Supreme Court of the State of New York, New York County) solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements (other than the French Agreements, except as provided in paragraph (e) of this Section below), and in respect of the Transactions contemplated by this Agreement and the Ancillary Agreements (other than the French Agreements, except as so provided below), and (ii) hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any Ancillary Agreement (other than the French Agreements, except as so provided below) (A) that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof is not appropriate or (B) that this Agreement or any Ancillary Agreement (other than the French Agreements, except as so provided below) may not be enforced in or by such court. The parties hereto irrevocably agree that all claims with respect to any such action, suit or proceeding shall be heard or determined in such court. The parties hereby consent to and grant such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding by certified mail in the manner provided in Section 17.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party agrees that service of process by notice in accordance with this Agreement or by any other means permitted by rule or order of such court shall be effective service for all purposes.

(c) Except as provided in paragraph (e) of this Section below, each party (i) irrevocably submits to the jurisdiction of the Commercial Court of Paris (le Tribunal de Commerce de Paris) solely in respect of the interpretation and enforcement under the provisions of the French Agreements, and in respect of the Transactions contemplated by the French Agreements, and (ii) hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of any French Agreement, (A) that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof is not appropriate or (B) that such French Agreement may not be enforced in or by such court. The parties hereto irrevocably agree, except as provided in paragraph (e), that all claims with respect to any such action, suit or proceeding shall be heard or determined in such court. The parties hereby consent to and grant such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding by certified mail in the manner provided in Section 17.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party agrees that service of process by notice in accordance with this Agreement or by any other means permitted by rule or order of such court shall be effective service for all purposes.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

(e) The provisions of paragraph (b) of this Section shall also apply to any French Agreement and (by incorporation therein) the parties thereto if issues of law arise in an action, suit or proceeding commenced under or in respect of both such French Agreement, on the one hand, and this Agreement or an Ancillary Agreement (other than another French Agreement), on the other hand. By way of illustration and not limitation, if a suit between the parties were to arise as to the correct interpretation of the Contract Manufacturing Agreement and this Agreement, then, according to the principles of this Section, the Contract Manufacturing Agreement would be governed by and construed in accordance with French law, this Agreement would be governed by and construed in accordance with New York law, and the only proper jurisdiction and venue for the suit would be the United States District Court for the Southern District of New York (or, if that court were to decline jurisdiction or venue, then the Supreme Court of the State of New York, New York County).

17.9	Headings; References to Sections and Exhibits

The headings of the Sections and subsections of this Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The Arcelor Disclosure Document and the Noble Disclosure Document are numbered for convenience purposes only to coincide with the numbering of the Sections. It is therefore agreed that a disclosure for one Section is a disclosure for all Sections herein. All references to Sections and Exhibits, unless otherwise indicated, are references to Sections of and Exhibits to this Agreement, and a reference to a Section shall also be a reference to all subsections of such Section.

17.10	Further Assurances

From time to time before or after Closing, at a party’s request and without further consideration, the other party shall execute and deliver, and cause its Affiliates to execute and deliver, to the requesting party such documents and take, and cause its Affiliates to take, such other action as the requesting party may reasonably request in order to consummate more effectively the Transactions or the Reorganization.

18.	ENTERING INTO FORCE

This Agreement shall enter into force and effect and become legally valid, binding upon and enforceable against the parties hereto upon the due execution and delivery thereof by Arcelor and Noble.

[Remainder of Page Intentionally Blank]

CONFORMED COPY

Execution

IN WITNESS WHEREOF, the parties have duly executed this Share Purchase Agreement as of the date first above written.

ARCELOR S.A.

By:	/s/ Michel Wurth
Name:	Michel Wurth
Title:	Member of the Group Management Board

By:	/s/ CORNIER Christophe
Name:	CORNIER Christophe
Title:	EVP Flat Europe

NOBLE INTERNATIONAL, LTD.

By:	/s/ Thomas L. Saeli
Thomas L. Saeli
Chief Executive Officer